Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
BY AND BETWEEN
ARRAY TECHNOLOGIES, INC.
AND
BCP HELIOS AGGREGATOR L.P.
Dated as of August 10, 2021

TABLE OF CONTENTS

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EXHIBITS
Exhibit A    Definitions
Exhibit B    Form of Certificate of Designations
Exhibit C    Registration Rights Agreement
Exhibit D    Disclosure Letter
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SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT dated as of August 10, 2021 (this “Agreement”) is by and between Array Technologies, Inc., a Delaware corporation (the “Company”), and BCP Helios Aggregator L.P., a Delaware limited partnership (the “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.
At the Initial Closing, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, 350,000 shares (the “Initial Closing Preferred Shares”) of the Company’s Series A Preferred Stock, par value $0.001 per share, with an initial stated value of $1,000 per share (the “Series A Preferred Stock”), and 7,098,765 shares (the “Initial Closing Common Shares” and, together with the Initial Closing Preferred Shares, the “Initial Closing Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), in each case, on the terms and subject to the conditions hereinafter set forth.
At the Initial Closing II, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, 776,235 shares of Common Stock (the “Initial Closing II Common Shares”), subject to the terms and subject to the conditions hereinafter set forth.
At the Additional Closings, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, (i) the Delayed Draw Preferred Shares, (ii) the Delayed Draw Common Shares and (iii) the Top Up Shares on the terms and subject to the conditions hereinafter set forth.
In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Article I

PURCHASE AND SALE OF PURCHASED SHARES
Section I.1Purchase and Sale.
(a)Initial Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions to the Initial Closing set forth in this Agreement, at the Initial Closing, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser, (i) the Initial Closing Preferred Shares for a purchase price of $987.50 per share (the “Preferred Shares Purchase Price”) and (ii) the Initial Closing Common Shares with an original purchase price of $0.001 per share (subject to equitable adjustment for any stock dividend (including any dividend of securities convertible into or exchangeable for Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction occurring on or after the date of this Agreement and prior to the Initial Closing), the “Common Shares Purchase Price”), for an aggregate purchase price of the Initial Closing Shares delivered at the Initial Closing of $345,632,098.765 (the “Initial Purchase Price”) (such transaction, the “Initial Purchase and Sale”). The Initial Closing Preferred Shares and all other shares of the Series A Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Certificate of Designations (the “Certificate of Designations”) attached as Exhibit B.
(b)Initial Purchase and Sale II. On the terms and subject to the satisfaction or waiver of the conditions to the Initial Closing II set forth in this Agreement, at the Initial Closing II, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser, the Initial Closing II Common Shares with an original purchase price of $0.001 per share (subject to equitable adjustment for any stock dividend (including any dividend of securities convertible into or exchangeable for Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction occurring on or after the date of this Agreement and prior to the Initial Closing II), for an aggregate purchase price of the Initial Closing II Common Shares delivered at Closing of $776.235 (the “Initial Purchase Price II”) (such transaction, the “Initial Purchase and Sale II”).
(c)Additional Purchase and Sale. After the Initial Closing, the Purchaser hereby conveys to the Company the option (such option, the “Purchaser Commitment”), exercisable on or prior to the Exercise Expiration Date, to sell to the Purchaser, and the Purchaser hereby agrees and commits to purchase from the Company, upon the Company’s exercise of such option via delivery by the Company of an Exercise Notice in accordance with Section 1.2(c), on the terms and subject to the satisfaction or waiver of the conditions to any Additional Closing set forth in this Agreement, in one or more Additional Closings, (i) the number of shares of the Series A Preferred Stock (the “Delayed Draw Preferred Shares”) equal to the number of shares set forth in such Exercise Notice which shall be (1) greater than or equal to 50,000 or, if less than 50,000, (2) the number of the Undrawn Portion, for the Preferred Shares Purchase Price; provided that the aggregate number of the Delayed Draw Preferred Shares to be purchased, issued and sold in connection with all Additional Closings shall not exceed 150,000 (such number of shares, as may be reduced by the Commitment Reduction Amount from time to time, the “Total Delayed Draw Preferred Commitment”); provided further that the Company may reduce, in whole or in part, upon a written notice (a “Commitment Reduction Notice”) to the Purchaser at any time or from time to time, the Total Delayed Draw Preferred Commitment (as of any time of determination, the number of shares specified in all such written notices delivered at or prior to such time, the “Commitment Reduction Amount”), (ii) the number of shares of Common Stock (the “Delayed Draw Common Shares” and, together with the Delayed Draw Preferred Shares, the “Delayed Draw Shares”) equal to the number of the Delayed Draw Preferred Shares set forth in such Exercise Notice divided by 150,000 multiplied by the Total Delayed Draw Common Commitment, for the Common Shares Purchase Price; provided that the aggregate number of the Delayed Draw Common Shares to be issued in connection with all Additional Closings shall not exceed 3,375,000 (subject to equitable adjustment for any stock dividend (including any dividend of securities convertible into or exchangeable for Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction occurring on or after the date of this Agreement and prior to the Initial Closing or pursuant to Section 1.1(e) from time to time, the “Total Delayed Draw Common Commitment”) and (iii) the Top Up Shares, if any,

pursuant to the terms set forth in Section 1.1(d) for the Common Shares Purchase Price (each such transaction, an “Additional Purchase and Sale”).
(d)Top Up Shares. In the event that the arithmetic average of the VWAP per share of Common Stock for the 30 Trading Days immediately prior to the Additional Closing Date for any Additional Purchase and Sale (the “Measurement Price”) fails to exceed the Threshold Price, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser, the number of shares of Common Stock (the “Top Up Shares”) with an aggregate value (based on the Measurement Price) equal to (i) the value of the Delayed Draw Common Shares to be issued in connection with such Additional Closing (valued based on the Threshold Price) less (ii) the value of the Delayed Draw Common Shares to be issued in connection with such Additional Closing (valued based on the Measurement Price); provided that the aggregate number of Initial Closing Common Shares, Initial Closing II Common Shares, Delayed Draw Common Shares and Top Up Shares to be issued in connection with all Closings shall not exceed 13,975,000 (subject to equitable adjustment for any stock split, stock dividend or stock combination of the Common Stock occurring on or after the date of this Agreement and prior to the Initial Closing or pursuant to Section 1.1(e) from time to time, the “Total Transaction Common Commitment”).
(e)Adjustments. Each of the Total Delayed Draw Common Commitment and the Total Transaction Common Commitment (each, a “Common Commitment”) shall be subject to adjustment (an “Adjustment”) from time to time as provided in this Section 1.1(e).
(i)Adjustment Upon Non-Cash Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Initial Closing, (a) pay a non-cash dividend or make any other distribution upon the Common Stock payable in shares of Common Stock to all or substantially all the holders of the Common Stock, or (b) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, each Common Commitment immediately prior to any such dividend, distribution or subdivision shall be proportionately increased so that such Common Commitment is for a number of shares of Common Stock equal to the number of shares of Common Stock that a record holder of the number of shares of Common Stock that such Common Commitment was for immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, each Common Commitment immediately prior to such combination shall be proportionately decreased so that such Common Commitment is for a number of shares of Common Stock equal to the number of shares of Common Stock that a record holder of the number of shares of Common Stock that such Common Commitment was for immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event. Any Adjustment under this Section 1.1(e)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or immediately after the effective date in the case of a subdivision, combination or consolidation.

(ii)Adjustment Upon Reorganization, Reclassification, Recapitalization, Merger, Consolidation or Disposition of Assets. If the Company reorganizes its capital, reclassifies or recapitalizes the stock of the Company (other than (x) a change in par value or from par value to no par value or from no par value to par value or (y) as a result of a non-cash dividend or other distribution upon the Common Stock payable in shares of Common Stock or subdivision or combination of the Common Stock to which Section 1.1(e)(i) shall apply), consolidates or merges with or into another Person (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Common Stock), or sells, transfers or otherwise disposes of all or substantially all its property, assets or business to another Person and, pursuant to the terms of such reorganization, reclassification, recapitalization, merger, consolidation or disposition of assets, units, shares or stock of the successor or acquiring Person, or any cash, units, shares or stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of the units, shares or stock of the successor or acquiring Person (“Other Property”), are to be received by or distributed to holders of the Common Stock, each Common Commitment shall be equitably adjusted so that such Common Commitment is for the number of units, shares or stock of the successor or acquiring Person or of the Company, if it is the surviving Person, and Other Property receivable upon or as a result of such reorganization, reclassification, recapitalization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock that a record holder of the number of shares of Common Stock that such Common Commitment was for immediately prior to the occurrence of such event would own or be entitled to receive upon the happening of such event. If any such reorganization, reclassification, recapitalization, merger, consolidation or disposition of assets occurs, the successor or acquiring Person (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Agreement to be performed and observed by the Company and all the obligations and liabilities of the Company hereunder, subject to such modifications as may be deemed appropriate (as determined by the Board of Directors in good faith) in order to provide for adjustments of each Common Commitment, which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 1.1(e), and all references in this Agreement to the “Company” shall be deemed to be a reference to such successor or acquiring Person and all references in this Agreement to “Common Stock” shall be deemed to be references to the applicable units, shares or stock of the successor or acquiring Person. In determining the kind and amount of stock, securities and/or property receivable upon consummation of such reorganization, reclassification, recapitalization, merger, consolidation or disposition of assets if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such transaction, then the Purchaser, in connection with such transaction and at the same time holders of Common Stock are allowed to make such election, shall be given the right to make a similar election with respect to the number of shares of Common Stock that such Common Commitment is for.
(iii)Adjustment Upon Spin-Off. If the Company makes any payment of a dividend or other distribution on the Common Stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”), each Common Commitment immediately prior to such Spin-Off shall be increased by multiplying such Common Commitment by the quotient of (x) the sum of (A) the average of the Market Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of such stock or equity interest over the first ten consecutive Trading Day period after the effective date of the Spin-Off and (B) the average of the Market Prices of Common Stock over the first ten consecutive Trading Day period after the effective date of the Spin-Off (the “Spin-Off Common Stock Market Price”), divided by (y) the Spin-Off Common Stock Market Price. Such Adjustment pursuant to this Section 1.1(e)(iii) shall occur on the tenth consecutive Trading Day after, and including, the effective date of the Spin-Off. No Adjustment shall be made pursuant to this Section 1.1(e)(iii) which shall have the effect of decreasing a Common Commitment.
(iv)Adjustment Upon Cash Dividend. If the Company makes any cash dividend (excluding any cash dividend distributions in connection with the Company’s liquidation, dissolution or winding up) or distribution during any quarterly fiscal period to all or substantially all holders of Common Stock, each Common Commitment immediately prior to such cash dividend shall be adjusted by multiplying such Common Commitment by the quotient of (x) the Market Price per share of Common Stock on the last Trading Day immediately preceding the first date on which the Common Stock trades regular way without the right to receive such distribution (the “Cash Dividend Common Stock Market Price”), divided by (y) the difference between (A) the Cash Dividend Common Stock Market Price, minus (B) the amount in cash per share that the Company distributes to holders of Common Stock. Such Adjustment pursuant to this Section 1.1(e)(iv) shall become effective immediately following the date for such determination. No Adjustment shall be made pursuant to this Section 1.1(e)(iv) which shall have the effect of decreasing a Common Commitment.
(v)The provisions of Section 1.1(e)(i)-(iv) shall similarly apply to successive transactions.
Section I.2Closing.
(a)Initial Closing. On the terms and subject to the satisfaction or waiver of the conditions to the Initial Closing set forth in this Agreement, the closing of the issuance, sale and purchase of the Initial Closing Shares (the “Initial Closing”) shall take place remotely via the exchange of final documents and signature pages, on the second (2nd) Business Day after all of the applicable conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other time and place as the Company and the Purchaser may agree. The date on which the Initial Closing is to occur is herein referred to as the “Initial Closing Date.” At the Initial Closing, upon receipt by the Company of payment of the Initial Purchase Price by or on behalf of the Purchaser by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Initial Closing Shares in the name of the Purchaser in book entry form on the books of (i) the Company with respect to shares of the Preferred Stock and (ii) the Company’s transfer agent with respect to shares of Common Stock.

(b)Initial Closing II. On the terms and subject to the satisfaction or waiver of the conditions to the Initial Closing II set forth in this Agreement, the closing of the issuance, sale and purchase of the Initial Closing II Common Shares (the “Initial Closing II”) shall take place remotely via the exchange of final documents and signature pages, on the third (3rd) Business Day after all of the applicable conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Initial Closing II, but subject to the satisfaction or waiver of those conditions at such time), or such other time and place as the Company and the Purchaser may agree. The date on which the Initial Closing II is to occur is herein referred to as the “Initial Closing II Date.” At the Initial Closing II, upon receipt by the Company of payment of the Initial Purchase Price II by or on behalf of the Purchaser by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Initial Closing II Common Shares in the name of the Purchaser in book entry form on the books of the Company’s transfer agent.
(c)Additional Closings. On the terms and subject to the satisfaction or waiver of the conditions to any Additional Closing set forth in this Agreement, each closing of the issuance, sale and purchase of the Delayed Draw Shares and, if any, the Top Up Shares to be issued at such Additional Closing (each, an “Additional Closing” and, collectively, the “Additional Closings”) shall take place remotely via the exchange of final documents and signature pages, on the later of (i) the third (3rd) Business Day after all of the applicable conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at such Additional Closing, but subject to the satisfaction or waiver of those conditions at such time) and (ii) the tenth (10th) Business Day after which the Company provides written notice to the Purchaser that the Company is exercising its option to sell Delayed Draw Shares pursuant to Section 1.1(c) and the number of Delayed Draw Shares the Company intends to sell in such Additional Closing (such written notice an “Exercise Notice”), or such other time and place as the Company and the Purchaser may agree. An “Additional Closing Date” means each such date on which an Additional Closing is to occur. Exercise Notices in respect of an Additional Closing may only be delivered by the Company to the Purchaser on or prior to the Exercise Expiration Date and may not be revoked without the written consent of the Purchaser. At an Additional Closing, upon receipt by the Company of payment of the full purchase price to be paid at the Additional Closing therefor by or on behalf of such Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Delayed Draw Shares and, if any, the Top Up Shares, to be issued in connection with such Additional Closing in the name of the Purchaser in book entry form on the books of the Company’s transfer agent.
Section I.3Purchaser Commitment Premium. In consideration for the Purchaser’s agreement to provide the Purchaser Commitment in accordance with this Agreement, the Company agrees to pay to the Purchaser a commitment premium (the “Purchaser Commitment Premium”) payable in cash at the applicable Commitment Premium Rate in accordance with this Section 1.3. The Company shall pay to the Purchaser on the six (6) month anniversary of the Initial Closing and on the first Business Day of each successive three (3)

month period (each such period, a “Commitment Premium Period”) the Purchaser Commitment Premium by wire transfer of immediately available funds to an account designated in writing by the Purchaser, computed at the then-applicable Commitment Premium Rate on the product of (a) $1,000 and (b) the Undrawn Portion measured as of the last day of the immediately preceding Commitment Premium Period (or, if there is no preceding Commitment Premium Period, the day immediately prior to the six (6) month anniversary of the Initial Closing Date). The “Undrawn Portion” means, as of any time of determination, (x) the Total Delayed Draw Preferred Commitment (as reduced by any Commitment Reduction Amount) less (y) the aggregate number of the Delayed Draw Preferred Shares purchased, issued and sold in connection with any Additional Closings occurring prior to such time of determination. The “Commitment Premium Rate” shall be (i) 1.5% per annum for the period from and including the six (6) month anniversary of the Initial Closing Date up to but excluding the 12 month anniversary of the Initial Closing Date and (ii) 3.0% per annum from and including the 12 month anniversary of the Initial Closing Date up to but excluding the Exercise Expiration Date. The Purchaser Commitment Premium shall be computed daily on the basis of the actual number of days elapsed in a year of 360 days based on the Undrawn Portion computed as of 11:59:59 p.m., New York City time, on the last day of the immediately preceding Commitment Premium Period (or, if there is no preceding Commitment Premium Period, the day immediately prior to the six (6) month anniversary of the Initial Closing Date). The Purchaser Commitment Premium shall cease to accrue on the earlier of (1) the Exercise Expiration Date and (2) the date on which there is no Undrawn Portion. The parties hereto agree that for U.S. federal income tax purposes the Purchaser Commitment Premium is intended to be treated as the payment by the Company to the Purchaser of the premium for a put option sold by the Purchaser to the Company hereunder that reduces the Purchaser’s basis with respect to the Delayed Draw Preferred Shares issued in any Exercise Notice and does not create original issue discount for U.S. federal, state and local income tax purposes, except as otherwise required by a final determination by the Internal Revenue Service or a change in applicable Law.
Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser as of the date hereof and as of the Initial Closing Date and the Initial Closing II Date and, solely in respect of the Additional Closing Representations, as of the date of each Additional Closing (except, in each case, to the extent made only as of a specified date in which case as of such date), that, except (a) as set forth in the SEC Documents filed by the Company with the SEC since January 1, 2020 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) as set forth on Exhibit D (the “Disclosure Letter”) (all such exceptions disclosed in the Disclosure Letter being numbered to correspond to the applicable Section of this Article II, provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure):

Section II.1Organization and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own or lease its assets, rights and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction wherein the character of its assets, rights or property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, correct and complete copies of the Company’s organizational documents are included in the SEC Documents filed with the SEC.
Section II.2Authorization; No Conflicts.
(a)The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and, following the effectiveness of such actions, for the due authorization, issuance, sale and delivery of the Purchased Shares. This Agreement has been, and the Registration Rights Agreement, at the Closing will be, duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(b)The authorization, execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designations and the issuance of the Purchased Shares do not and will not: (x) violate or result in the breach of any provision of the Certificate of Incorporation or Bylaws of the Company; or (y) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any mortgage, loan or credit agreement, indenture, bond, note, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; or (iii) result in the creation of any lien upon any assets, rights or properties of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws or liens created by Purchaser.
Section II.3Government Approvals. No consent, approval or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, or in connection with the issuance of the Purchased Shares, except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware; (b) those which have already been made or granted; (c) the filing of a current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions or (e) filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).
Section II.4Authorized and Outstanding Stock.
(a)As of the Initial Closing Date, the authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). Of such Preferred Stock, upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, 500,000 shares will be designated as the Series A Preferred Stock.
(b)As of the close of business on August 6, 2021 (the “Capitalization Date”), 126,994,467 shares of Common Stock were issued and outstanding, zero shares of Preferred Stock were issued and outstanding, and 13,033,642 shares of Common Stock were reserved for issuance with respect to awards under the Stock Plans, including (i) 970,424 shares of Common Stock reserved for issuance upon the vesting of the Company’s outstanding restricted stock units, and (ii) 163,093 shares of Common Stock reserved for issuance upon the vesting of the Company’s performance stock units. Except as set forth in the foregoing sentence, there are no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of, or other equity or voting interests of any character in, the Company.
(c)All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. The Purchased Shares have been duly authorized and, when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, other than, in the case of restrictions on transfer, those under applicable state and federal securities laws and Section 4.2 of this Agreement. No share of Common Stock has been, and none of the Purchased Shares will be when issued, issued in violation of any preemptive right arising by operation of law, under the Certificate of Incorporation, the Bylaws or any contract, or otherwise. None of the Purchased

Shares will be when issued subject to any restrictions on transfer under applicable law or any contract to which the Company is a party, other than, in the case of restrictions on transfer, those under applicable state and federal securities laws, and Section 4.2 of this Agreement. When issued in accordance with the terms hereof and the terms of the Certificate of Designations (as applicable), the Purchased Shares will be free and clear of all liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement, the Certificate of Designations or the Registration Rights Agreement).
(d)(i) No subscription, warrant, option, convertible security or other right, commitment, agreement, arrangement issued by the Company or any other obligation of the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) other than this Agreement, there is not any commitment, agreement, arrangement or obligation of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute capital stock of, or other equity or voting interest (or voting debt) in, the Company; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; (iv) other than this Agreement, there are no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests (or voting debt) in, the Company; (v) there are no outstanding shares of capital stock of, or other equity or voting interests of any character in, the Company as of the date hereof other than shares that have become outstanding after the Capitalization Date which were reserved for issuance as of the Capitalization Date as set forth in Section 2.4(a) or pursuant to the exercise, after the Capitalization Date, of outstanding stock options described in Section 2.4(b); and (vi) other than this Agreement, there are no agreements, arrangements or commitments between the Company and any Person relating to the acquisition, disposition or voting of the capital stock of, or other equity or voting interest (or voting debt) in, the Company. There exists no preemptive right, whether arising by operation of law, under the Certificate of Incorporation, the Bylaws or any contract, or otherwise, with respect to the issuance of any capital stock of the Company.
Section II.5Subsidiaries. The Company’s Subsidiaries consist solely of all the entities listed on Section 2.5 of the Disclosure Letter. The Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, were not issued in violation of any preemptive right, right of first refusal or similar right, and in the case of corporations, is fully paid and non-assessable. There are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section II.6Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4, the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock and Common Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock and Common Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock and Common Stock under this Agreement to be integrated with other offerings by the Company.
Section II.7SEC Documents; Financial Information. Since October 14, 2020, the Company has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act. As of their respective filing dates, such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP. Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of March 31, 2021 (the “Balance Sheet Date”) included in the SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that do not arise from any material breach of a Contract, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, have had or reasonably be expected to have, a Material Adverse Effect. There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable law to be disclosed by the Company in its SEC Documents and is not so disclosed.
Section II.8Internal Control Over Financial Reporting. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section II.9Disclosure Controls and Procedures. The Company has established and maintains, and at all times since October 14, 2020, has maintained, disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are (x) designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure and (y) sufficient to provide reasonable assurance that (a) transactions are executed in accordance with Company management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with Company management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over, and procedures relating to, financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Since October 14, 2020, there has not been any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

Section II.10Litigation. There is no litigation or governmental proceeding, suit, arbitration or, to the Knowledge of the Company, investigation by any Governmental Entity, pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties, rights or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any of its Subsidiaries or any of their respective assets, rights or properties which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section II.11Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance with all applicable laws, common law, statutes, ordinances, codes, rules or regulations enacted, adopted, promulgated, or applied by any governmental authority, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits, franchises, certificates, approvals, authorizations and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section II.12Taxes. The Company and each of its Subsidiaries has filed all Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has paid all Taxes required to be paid, except for any such failures to file or pay that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not, in each case, reasonably be expected to have a Material Adverse Effect, the Company (a) has not been advised in writing that any of its U.S. federal income tax returns or other material tax returns are being audited as of the date hereof, (b) has not been advised in writing of any deficiency in assessment or proposed judgment to its U.S. federal income taxes or other material taxes, which has not been paid and (c) has no liability for any U.S. federal income tax or other material tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.
Section II.13Employee Matters.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the Benefit Plans, and each such Benefit Plan is in compliance with all applicable laws (including, without limitation, the applicable requirements of ERISA and the Code); (ii) with respect to the Benefit Plans, no audits, investigations, actions, liens, lawsuits, claims or complaints (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) are pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such audits, investigations, actions, liens, lawsuits, claims or complaints; and (iii) to the Knowledge of the Company, no event has occurred with respect to any Benefit Plan which would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to any governmental authority.
(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, none of the execution of, or the completion of the transactions contemplated by, this Agreement (whether alone or in connection with any other event(s)), will result in (i) any compensation or benefit becoming due, or any increase in the amount of any compensation or benefit due, to any current or former employee of the Company or its Subsidiaries, or (ii) acceleration of the time of payment, vesting or funding of compensation or benefits to any current or former employee of the Company or its Subsidiaries. No Benefit Plan provides for reimbursement or gross-up of any excise tax under Section 409A or Section 4999 of the Code.
Section II.14Environmental Matters. The Company and its Subsidiaries are in compliance with all, and have not since January 1, 2016 violated any, applicable Requirements of Environmental Law and possess and are in compliance with all, and have not since January 1, 2016 violated any, required Environmental Permits, except, in each case, where the failure to comply or possess has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received any written notice or claim from any Person of any violation or alleged violation of, or any liability or alleged liability under or related to, any Requirements of Environmental Law or Environmental Permit or any presence or release of any Hazardous Substance and, to the Knowledge of the Company, there is no basis for any such violation or liability, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assumed or retained, as a result of any written contract, any liabilities under any Requirements of Environmental Law or concerning any Hazardous Substances, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section II.15Intellectual Property; Security. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own all material proprietary Intellectual Property (including any subject to registration) that they purport to own, free and clear of all liens of any Person (including current or former employees and contractors), (b) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe or violate the Intellectual Property of any Person (and no Person has alleged the same in writing, including “cease and desist” letters or invitations to take a patent license) and, to the Knowledge of the Company, no Person is infringing or violating their Intellectual Property, (c) the Company and its Subsidiaries take commercially reasonable efforts to protect the confidentiality of their trade secrets and the integrity, continuous operation, and security of their Software and Systems (and all personal, sensitive or regulated data stored or processed therein) and there have been no breaches (or related outages) of or unauthorized accesses to same (except for those that were resolved without material cost or material liability) in the last three (3) years, (d) no software that the Company and its Subsidiaries convey, distribute, license or make available to others is subject to any open source license that requires the license or availability of the Company’s or its Subsidiaries’ material proprietary source code in such circumstances, (e) no third-party (other than the Company or its Subsidiaries, their respective personnel or other service providers working on their behalf) has current (or the contingent right to) access to any material proprietary source code of the Company or its Subsidiaries, and (f) the Software and Systems of the Company and its Subsidiaries are reasonably sufficient to operate their businesses in all material respects.
Section II.16Registration Rights. Except as provided in the registration rights agreement, dated as of October 19, 2020, by and among the Company and certain holders party thereto, this Agreement or the Registration Rights Agreement, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.
Section II.17Investment Company Act. As of the applicable Closing Date, the Company is not required to register as, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds as described in this Agreement will not be required to be registered as, an “investment company,” as that term is defined in the Investment Company Act.
Section II.18Nasdaq. The Company’s Common Stock is listed on the Nasdaq Global Market (or following the Initial Closing, the principal other national securities exchange if the Company’s Common Stock ceases to be listed on the Nasdaq Global Market but is listed on another national securities exchange), and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq Global Market (or following the Initial Closing, the principal other national securities exchange if the Company’s Common Stock ceases to be listed on the Nasdaq Global Market but is listed on another national securities exchange). The Company is in compliance in all material respects with the listing and listing maintenance requirements of the Nasdaq Global Market (or following the Initial Closing, the principal other national securities exchange if the Company’s Common Stock ceases to be listed on the Nasdaq Global Market but is listed on another national securities exchange) applicable to it for the continued trading of its Common Stock on the Nasdaq Global Market (or following the Initial Closing, the principal other national securities exchange if the Company’s Common Stock ceases to be listed on the Nasdaq Global Market but is listed on another national securities exchange).
Section II.19No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries, other than Guggenheim Securities, LLC whose fees are the sole responsibility of the Company.
Section II.20Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, resulted in a material violation of Anti-Corruption Laws, since January 1, 2016, none of the Company, any of its Subsidiaries or any of their officers, directors, employees or, to the Company’s Knowledge, any agents or representatives acting on behalf of the Company or any of its Subsidiaries has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of a Governmental Entity, in violation of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, or other applicable anti-corruption laws (collectively, “Anti-Corruption Laws”); (b) made any illegal contribution to any political party or candidate; (c) made, offered, promised to pay, or accepted any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to or from any person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated any applicable Anti-Corruption Laws.
Section II.21Sanctions and Export Controls. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, resulted in a material violation of Sanctions Laws or Export Controls, since January 1, 2016, none of the Company or its Subsidiaries or, to the Company’s Knowledge, any director, officer, employee or agent of the Company or any of its Subsidiaries, (i) is or was a Sanctioned Person, (ii) has conducted business, directly or, knowingly, indirectly, with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, except as authorized by the applicable government authority or Law, or (iii) has violated any applicable Sanctions Laws or Export Controls. The Company and each of its Subsidiaries has instituted and maintains a system of internal controls designed to provide reasonable assurance that violations of applicable Anti-Corruption Laws, Sanctions Laws, and Export Controls will be prevented, detected, and deterred.
Section II.22Absence of Certain Changes. Since December 31, 2020, except for the execution and performance of this Agreement and any other agreements contemplated hereby and the discussions, negotiations and transactions related hereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, and since December 31, 2020, there has not been any Material Adverse Effect.
Section II.23No Rights Agreement; Anti-Takeover Provisions.
(a)Neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(b)The Company and the Board of Directors have taken all necessary actions to ensure that no restrictions included in any Antitakeover Provision is, or will be, applicable to the Purchaser or its Affiliates, this Agreement or the Registration Rights Agreement, the Certificate of Designations or any of the transactions contemplated hereby or by the Registration Rights Agreement, including the Purchaser’s acquisition, or the Company’s issuance, of the Purchased Shares in accordance with this Agreement and the Certificate of Designations.
Section II.24Government Contracts. The Company and its Subsidiaries are not party to any Government Contracts.
Section II.25No Additional Representations. Except for the representations and warranties made by the Company in this Article II (as modified by the Disclosure Letter) and in any certificate delivered to the Purchaser in connection with this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement and in any certificate delivered to the Purchaser as may be required by this Agreement, nor will anything in this Agreement operate to limit any claim by any Purchaser or any of its respective Affiliates for fraud.
Article III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date) that:
Section III.1Organization and Power. The Purchaser is a Delaware limited partnership or Delaware limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to own its properties and to carry on its business as presently conducted.
Section III.2Authorization, Etc. The Purchaser has all necessary power and authority and has taken all necessary entity action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby. The authorization, execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement, and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the organizational documents of the Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the Registration Rights Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Purchaser or any material contract to which the Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation. This Agreement has been, and the Registration Rights Agreement will, at the Closing be, duly executed and delivered by the Purchaser. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement and the Registration Rights Agreement will each be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section III.3Government Approvals. No consent, approval, license or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report the Purchaser’s ownership of the Purchased Shares; (c) filings required under, and compliance with other applicable requirements of, the HSR Act or (d) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.
Section III.4Investment Representations.
(a)The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(b)The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Registration Rights Agreement. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c)The Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.
(d)By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.
(e)The Company has provided to the Purchaser documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks (including potential Tax consequences), and has taken full cognizance of and understands all of the risk factors (including any Tax consequences) related to the acquisition of the Purchased Shares. The Purchaser has carefully considered and has discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and the Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. The Purchaser has not relied on the Company (or any of its Affiliates or representatives) for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II).
Section III.5No Prior Ownership. As of the date hereof and as of immediately prior to the Initial Closing, the Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.
Section III.6No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by the Purchaser and for which the Company will be liable.
Section III.7Financing. The Purchaser has delivered to the Company true, correct, and complete copies of an executed commitment letter among Blackstone Capital Partners VIII L.P., Blackstone Energy Partners III L.P. and the Purchaser, dated as of the date hereof (together with all annexes, schedules and exhibits (in each case, if any) thereto, the “Equity Commitment Letter”, and the commitments thereunder, the “Equity Financing Commitment”) to provide, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Financing is in amounts sufficient to enable the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Equity Commitment Letter is in full force and effect and constitute the enforceable, legal, valid and binding obligations of each of the Purchaser and the other parties thereto, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equity remedies. As of the date of this Agreement, the Equity

Commitment Letter, including the Equity Financing Commitment thereunder, have not been withdrawn, terminated, amended, restated, replaced, supplemented or otherwise modified or waived and no such withdrawal, termination, amendment, restatement, replacement, supplement, modification or waiver is contemplated. There are no side letters or other agreements, arrangements, contracts or understandings relating to the Equity Commitment Letter that could affect the availability of the Equity Financing, and the Purchaser does not know of any facts or circumstances that may be expected to result in any of the conditions set forth in any Equity Commitment Letter not being satisfied, or the Equity Financing not being available to the Purchaser, at the Closings. No event has occurred that, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Purchaser, or by any other party thereto, under any term or condition of the Equity Commitment Letter, and the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter. Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding of the full amount of the Equity Financing Commitment. As of the date of this Agreement, the Purchaser is not aware of any fact, circumstance or occurrence that makes any representation or warranty of the Purchaser included in this Agreement or the Equity Commitment Letter inaccurate. Assuming (i) the satisfaction of the conditions in Article V hereof and (ii) the Equity Financing is funded in accordance with its conditions, upon funding of the Equity Financing Commitment, the Purchaser will have at the Closings, immediately available cash funds sufficient to fund all of the amounts required to be provided by the Purchaser for the consummation of the transactions contemplated hereby, at each Closing, including the payment of the Purchase Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, at each Closing, including all related fees and expenses, and such funds are sufficient for the satisfaction of all of the Purchaser’s obligations under this Agreement, as applicable.
Section III.8No Additional Representations. The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II (as modified by the Disclosure Letter) and in any certificate delivered by the Company in connection with this Agreement, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, or the accuracy or completeness thereof. To the fullest extent permitted by applicable law, without limiting the representations and warranties contained in Article II, other than in the case of fraud, neither the Company nor any of its Subsidiaries or any other Person shall have any liability to any Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries or representatives to the Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
Article IV

COVENANTS OF THE PARTIES
Section IV.1Board of Directors.
(a)As of the Initial Closing, the Purchaser Representative shall have the right to designate one director to the Board of Directors (the “Series A Director”), subject to Section 4.1(b). Effective as of the Initial Closing, the Board of Directors shall appoint Bilal Khan as the initial Series A Director and take all actions necessary or appropriate to appoint the Series A Director (i) as a director of the Board of Directors, to serve as a Class I director, and (ii) as a non-voting observer of each of the Compensation and Nominating and Corporate Governance Committees, in each case, effective as of the Closing Date.
(b)Thereafter, the Purchaser Representative shall have the right to designate, for so long as the Purchaser Parties hold Purchased Preferred Shares with an aggregate Liquidation Preference (as defined in the Certificate of Designations) equal to at least $100,000,000.00 (the “Threshold Amount”), the Series A Director to the Board of Directors. For so long as the Purchaser Parties beneficially own the Threshold Amount that entitles the Purchaser Representative to nominate a Purchaser Nominee as provided above, the Company shall, at each annual meeting of the stockholders of the Company at which the Purchaser Nominee’s term as a director expires, use reasonable best efforts to (i) nominate the Purchaser Nominee for election to the Board of Directors, (ii) recommend that the holders of the Company’s voting stock vote in favor of such Purchaser Nominee and (iii) cause the Purchaser Nominee to be elected to the Board of Directors; provided, however, that the Purchaser Nominee shall comply with the corporate governance principles and practices of the Company as in effect from time to time and applicable to directors generally, including but not limited to the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct & Ethics, the Company’s Insider Trading Policy (the “Governance Principles”). If, following election to the Board of Directors, the Purchaser Nominee resigns, is removed, or is otherwise unable to serve for any reason (including as a result of death or disability) and the Purchaser Representative then has the right to designate a Purchaser Nominee pursuant to this Section 4.1, then, subject to compliance with the Governance Principles, the Purchaser Representative shall be entitled to designate a replacement Purchaser Nominee, and the Board of Directors shall use reasonable best efforts to cause such replacement Purchaser Nominee to fill such vacancy and to be appointed to the Board of Directors. If a Purchaser Nominee is not re-elected and the

Purchaser Representative still has the right to designate the Purchaser Nominee, then, subject to compliance with the Governance Principles, the Purchaser Representative shall be entitled to designate a replacement Purchaser Nominee, and the Board of Directors shall use its reasonable best efforts to elect such replacement Purchaser Nominee to the Board of Directors. In the event that the Purchaser ceases to hold the Threshold Amount that entitles it to nominate the Purchaser Nominee as provided above, if requested by the Board of Directors, the Purchaser shall cause the Purchaser Nominee to immediately resign as director and the Purchaser shall no longer have any rights under this Section 4.1 with respect to the Series A Director.
(c)Each Purchaser Nominee must be reasonably acceptable to the Board of Directors and meet in all material respects all of the requirements of a director of the Company described in this Section 4.1, provided, however, that Managing Directors (and more senior employees) or Senior Advisors of the Sponsor are deemed to be reasonably acceptable for purposes of this Section 4.1(c).
(d)The Series A Director shall be entitled to (i) reimbursement of expenses and indemnification in the same manner and to the same extent as the other members of the Board of Directors, in accordance with the Company’s organizational documents and applicable Delaware law and including on the basis of the Company’s director indemnification agreement, and (ii) unless waived by the Series A Director, compensation in the same manner and to the same extent as other non-executive members of the Board of Directors, which shall be payable solely in cash to the Series A Director or such Person as designated by the Series A Director. Any director minimum ownership requirements shall be deemed satisfied in respect of the Series A Director or Purchaser Nominee, as applicable, by the Purchased Shares held by the Purchaser Parties or one or more of their respective Affiliates. The Company acknowledges and agrees that it is the indemnitor of first resort (i.e., its obligations to the Series A Director are primary and any obligation of the Purchaser Parties or their Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Series A Director are secondary).
(e)For so long as the Purchaser Parties hold the Threshold Amount, the Purchaser Representative shall have the right to appoint three (3) non-voting observers to the Board of Directors (collectively, “Observers”), which Observers shall be entitled to attend all meetings of the Board of Directors (excluding, except as provided in Section 4.1(a), any meetings of the committees thereof), and to receive any notices, minutes, consents and other materials that were provided to the Directors at the same time and the same manner, subject to such Observers entering into a customary confidentiality agreement in form and substance reasonably approved by the Board of Directors; provided, that such Observers may be excluded from any portion of any such meetings and/or distributions of materials if the Company determines in good faith that such exclusion or withholding of information is reasonably necessary to (i) preserve any attorney-client privilege, (ii) protect any confidential or proprietary information of the Company or any confidential or proprietary information of a third party that the Company is reasonably required or requested to hold in confidence or (iii) prevent an actual or potential conflict of interest.

Section IV.2Restrictions on Transfer.
(a)For a period of one (1) year after the Initial Closing, the Purchaser shall not Transfer any of the Purchased Shares to any Person without the consent of the Company; provided, however, that, without the consent of the Company, a Purchaser may Transfer Purchased Shares to a Permitted Transferee of the Purchaser that agrees to be bound by the terms of this Agreement pursuant to a written agreement (and upon such Transfer the Permitted Transferee shall become a “Purchaser” for purposes of this Agreement (including this Section 4.2)); pursuant to a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company; or following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws.
(b)At no time shall a Purchaser knowingly Transfer any Purchased Shares to (i) any Company Competitor, or (ii) any Person who is known to have engaged in activist campaigns in the three years prior to the date of any such proposed Transfer by stating an intention to or actually attempting to (pursuant to proxy solicitation, tender or exchange offer or other means) obtain a seat on the board of directors of a company or effecting a significant change within such company, in each case, that was publicly opposed by the board of directors of such company; provided, that the restrictions set forth in this Section 4.2(b) shall not apply to Transfers into the public market pursuant to a bona fide, broadly distributed public offering, in each case made pursuant to the Registration Rights Agreement or through a bona fide sale to the public without registration effectuated pursuant to Rule 144 under the Securities Act or in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary thereof.
(c)Notwithstanding anything to the contrary contained herein, the restrictions set forth in this Section 4.2 shall not apply to any Transfer of shares of Series A Preferred Stock or Common Stock in connection with any Permitted Loan; provided, however, the Foreclosure Limitations shall be applicable in connection with any foreclosure or exercise of remedies pursuant to a Permitted Loan. “Permitted Loan” means any total return swap or bona fide loan or other financing arrangement, in each case entered into with a nationally recognized financial institution, including a pledge to such a financial institution to secure a bona fide debt financing and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities, as long as such financial institution agrees with the relevant Purchaser Party and the Company that following such foreclosure or in connection with such Transfer it shall not knowingly directly or indirectly Transfer (other than pursuant to Transfers (x) into the public market pursuant to a bona fide, broadly distributed public offering, in each case made pursuant to a registration statement; (y) through a bona fide sale into the public market without registration effectuated pursuant to Rule 144 under the Securities Act or (z) in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary thereof) such foreclosed or Transferred, as the case may be, Common Stock or Series A Preferred Stock to a Company Competitor without the Company’s consent (such agreement by the relevant financial institution, the “Foreclosure Limitations”). Any Permitted Loan entered into by a Purchaser Party or its Affiliates shall be with one or more financial institutions reasonably acceptable to the Company and, except as specified above, nothing contained in this Agreement or the Registration Rights Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon, or accept a Transfer in lieu of foreclosure, and sell, dispose of or otherwise Transfer the Series A Preferred Stock and/or shares of Common Stock mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Subject to the preceding provisions of this clause (c), in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Series A Preferred Stock or the shares of Common Stock or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, a Purchaser Party or its Affiliates) shall be entitled to any rights or have any obligations or be subject to any transfer restrictions or limitations hereunder except and to the extent for those expressly provided for in the Registration Rights Agreement.
(d)In any event, Restricted Securities shall not be Transferred except upon the conditions specified in this Section 4.2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Any attempted Transfer in violation of this Section 4.2 shall be void ab initio.
(e)At the Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 certifying that the Purchaser is a U.S. person, and that no deduction or withholding is required on payments or accruals to the Purchaser (or its nominee) for U.S. federal income tax purposes. The Purchaser agrees that if the information provided on any IRS Form W-9 previously delivered by the Purchaser changes, or if a lapse in time or change in circumstances renders the information on such IRS Form W-9 obsolete, expired or inaccurate in any respect, the Purchaser shall promptly inform the Company and deliver promptly an updated, duly executed, valid, accurate and properly completed IRS Form W-9.
(f)Notwithstanding anything to the contrary in this Agreement, the Purchased Preferred Shares may only be sold, exchanged or otherwise transferred to a Person that is (i) a “United States person” within the meaning of Section 7701(a)(30) of the Code, (ii) a “foreign government” eligible for and claiming the benefits of an exemption from taxation under Section 892 of the Code (including a 0% rate of withholding with respect to U.S.-source dividends); provided that such foreign government delivers to the Company prior to such transfer a duly executed, valid, accurate and properly completed IRS Form W-8EXP (including any required attachments) to establish such exemption from taxation under Section 892 of the Code and agrees that if the information provided on any such IRS Form W-8EXP previously delivered changes, or if a lapse in time or change in circumstances renders the information on such IRS Form W-8EXP obsolete, expired or inaccurate in any respect, such foreign government shall promptly inform the Company and deliver promptly an updated, duly executed, valid, accurate and properly completed IRS Form W-8EXP), or (iii) a “withholding foreign partnership” (within the meaning of Treasury Regulations Section 1.1441-5(c)(2)) that has assumed primary responsibility for withholding under chapters 3 and 4 of the Code, information reporting under chapter 61 of the Code, backup withholding under Section 3406 of the Code, and/or withholding under other provisions of the Code; provided that such Person delivers to the Company prior to such transfer a duly executed, valid, accurate and properly completed IRS Form W-8IMY (or successor form) certifying that such holder is a “withholding foreign partnership” (within the meaning of Treasury Regulations Section 1.1441-5(c)(2)) that is compliant with the terms of its withholding foreign partnership agreement with the IRS (including any required attachments) and agrees that if the information provided on any such IRS Form W-8IMY previously delivered changes, or if a lapse in time or change in circumstances renders the information on such IRS Form W-8IMY obsolete, expired or inaccurate in any respect, such Person shall promptly inform the Company and deliver promptly an updated, duly executed, valid, accurate and properly completed IRS Form W-8IMY (including any required attachments).
Section IV.3Restrictive Legends.
(a)Each certificate or book entry representing the Purchased Shares (unless otherwise permitted by the provisions of Section 4.2(b) or Section 4.3(d)) shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):
“THE OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”
(b)In addition, for so long as the Purchased Shares are subject to the applicable restrictions set forth in Section 4.2, each certificate or book entry representing the Purchased Shares shall bear a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE]/[BOOK ENTRY] ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SECURITIES PURCHASE AGREEMENT. THE COMPANY WILL GIVE TO THE HOLDER OF THIS [CERTIFICATE/BOOK ENTRY] A COPY OF SUCH SECURITIES PURCHASE AGREEMENT, AS IN EFFECT ON THE DATE OF THE GIVING OF SUCH COPY, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”
(c)The Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares in order to implement the restrictions on transfer set forth in this Section 4.3.

(d)Prior to any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, a Purchaser shall give written notice to the Company of such Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company, whereupon such Purchaser shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by such Purchaser to the Company. Notwithstanding the foregoing (1) in the event a Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such legal opinion or such other evidence (A) in a routine sales transaction in compliance with Rule 144 under the Securities Act, (B) in any transaction in which a Purchaser that is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or Affiliates for no consideration or (C) in any transaction in which a Purchaser that is a partnership or limited liability company distributes Restricted Securities solely to its Affiliates (including affiliated fund partnerships), or partners or members of the Purchaser or its Affiliates for no consideration and (2) the requirements of the preceding sentence shall not apply to (x) any pledge of Series A Preferred Stock or Common Stock pursuant to a Permitted Loan, or (y) any foreclosure upon, or acceptance of a Transfer in lieu of foreclosure, or any sale, disposition of or other Transfer of Common Stock and/or the Series A Preferred Stock by any lender (or its securities’ affiliate) or collateral agent under a Permitted Loan (which shall instead be governed by the terms of any applicable Issuer Agreements). Each certificate or book entry evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in this Section 4.3, except that such certificate or book entry shall not bear the first such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of a Purchaser of a certificate or book entry bearing the first such restrictive legend and, if necessary, the appropriate evidence as required by clause (i) or (ii) above, the Company shall promptly remove the first such restrictive legend from such certificate or book entry and from the certificate or book entry to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act and a Purchaser promptly Transfers the Purchased Shares. If a Purchaser holds a certificate or book entry bearing the second restrictive legend, the Company shall promptly remove such restrictive legend from such certificate or book entry when the provisions of Section 4.2 are no longer applicable to the applicable Purchased Shares.
Section IV.4Standstill. Except as otherwise provided in this Agreement or the Certificate of Designations, until the date on which the Series A Director no longer serves on the Board of Directors, without the prior written consent or invitation of the Board of Directors, the Purchaser will not at any time, nor will it cause any of its Affiliates to: (a) effect or seek, offer or publicly propose to effect, or publicly announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any equity securities (or beneficial ownership thereof) or rights or options to acquire any equity securities

(or beneficial ownership thereof), or any securities convertible into or exchangeable for any such equity securities (or beneficial ownership thereof) of the Company, other than by Purchaser and its Affiliates in a transaction pursuant to which Purchaser and its Affiliates would beneficially own no more than five percent (5%) in the aggregate of the outstanding shares of the Company’s Common Stock (excluding any Purchased Common Shares acquired by the Purchaser or such Affiliate pursuant to this Agreement) after such transaction or any exercise of the Purchaser’s rights to acquire New Securities pursuant to Article VI or (ii) any tender or exchange offer, merger or other business combination involving the Company or its Subsidiaries or purchase of assets of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries; (b) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of SEC) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (c) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (d) seek to advise, encourage or influence any Person with respect to the voting or disposition of any of the securities of the Company; or (e) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign; (f) otherwise act to seek representation on or to control or influence the management or policies of the Company or to obtain representation on the Board of Directors of the Company (beyond their right to do so based on their representation on the Board of Directors pursuant to Section 4.1); (g) publicly submit any shareholder proposal to the Company, (h) publicly propose any change of control or other material transaction involving the Company; or (i) join or participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party (excluding, for the avoidance of doubt, the Purchaser Parties) with respect to the voting of any securities of the Company; it being understood that nothing in this Section 4.4 shall (v) restrict or prohibit a Series A Director or Purchaser Nominee, as applicable, from taking any action, or refraining from taking any action, which he or she determines, in his or her reasonable discretion, is necessary or appropriate in light of his or her fiduciary duties as a member of the Board of Directors, (w) restrict or prohibit the making or submission to the Company and/or the Board of Directors any proposal by the Purchaser Parties that would not reasonably be expected to result in the Company being obligated to publicly disclose such proposal, (x) restrict or prohibit participation in rights offerings made by the Company to all holders of Common Stock, (y) restrict or prohibit the Purchaser’s acquisition, disposition, sale or Transfer of the Purchased Shares (including the accretion of dividends thereon and any dividends payable in any other security), in each case, in accordance with the terms of this Agreement and, with respect to the Series A Preferred Stock, the Certificate of Designations or (z) limit or restrict any Transfer pursuant to a Permitted Loan or any foreclosure thereunder or Transfer in lieu of a foreclosure thereunder.
Section IV.5Confidentiality.
(a)The Purchaser shall keep all Confidential Information confidential and shall not, without the Company’s prior written consent, disclose any Confidential Information in any manner whatsoever, in whole or in part, and the Purchaser shall not use any Confidential Information, other than in connection with the performance of its obligations hereunder or for purposes of monitoring, administering or managing the Purchaser Parties’

investment in the Company. The Purchaser may disclose the Confidential Information (i) to such of its Representatives who need to know the Confidential Information for such purpose, who are informed by the Purchaser of the confidential nature of the Confidential Information and directed to keep such Confidential Information confidential, (ii) to any prospective purchaser of Purchased Shares from such Purchaser Party or prospective financing sources in connection with effecting any Permitted Loan (including any syndication and marketing thereof), as long as such prospective purchaser or lender agrees to be bound by a customary confidentiality or non-disclosure agreement with terms substantially similar to the terms contained in this Agreement (with the Company as an express third party beneficiary of such agreement) or (iii) as may be reasonably necessary in connection with such Purchaser Party’s enforcement of its rights in connection with this Agreement or its investment in the Company. The Purchaser shall be responsible for any non-compliance with this Section 4.5 by its Representatives or any such prospective purchaser.
(b)In the event that the Purchaser or any of its Representatives is required or requested by applicable law (including oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Confidential Information, the Purchaser will provide the Company with prompt notice (unless such notification is prohibited by applicable law and other than in connection with a routine audit or examination by, or a blanket document request from, a regulatory or governmental entity that does not reference the Company or this Agreement) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.5. In the event that such a protective order or other remedy is not obtained, that no such notice is required to be provided to the Company or that the Company waives compliance with the provisions of this Section 4.5, the Purchaser may disclose such Confidential Information without liability hereunder.
Section IV.6Financial Statements and Other Information.
(a)For so long as the Purchaser Parties collectively hold record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least the Threshold Amount, the Company shall deliver to the Purchaser Parties:
(i)within 90 days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year;
(ii)within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter; and

(iii)reasonable access, to the extent reasonably requested by the Purchaser Parties, to the Company and its Subsidiaries’ office properties, books and records, and to discuss their affairs, finances and matters related to capital structure and financing with its and their officers, all upon reasonable notice and at reasonable times at the Company’s principal place of business; provided that any access pursuant to this Section 4.6 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.
(b)Notwithstanding the foregoing, financial statements and other reports required to be delivered pursuant to this Section 4.6 filed by the Company with the SEC and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) shall be deemed to have been delivered to the Purchaser Parties on the date on which the Company posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).
(c)For so long as the Purchaser has the right, pursuant to Section 4.1(b), to nominate the Purchaser Nominee for election to the Board of Directors, the Company shall deliver to the Series A Director copies of all material, substantive materials provided to the Board of Directors at substantially the same time as provided to the directors of the Company.
(d)For so long as the Purchaser Parties hold any Purchased Shares, the Company shall use reasonable best efforts to provide as promptly as reasonably practicable such information regarding the Company and its Subsidiaries as the Purchaser Parties may reasonably request to the extent necessary to determine, comply with or satisfy U.S. federal (and applicable state and local) income tax or other applicable regulatory requirements and shall use commercially reasonable efforts to provide as promptly as reasonably practicable any other information reasonably requested by the Purchaser Parties for tax purposes that is reasonably relevant to the Purchaser Parties and in the possession of the Company or its Subsidiaries. The Purchaser Parties shall pay or cause to be paid the Company’s reasonable out of pocket expenses in connection with the provision of information under this Section 4.6(d).
(e)Notwithstanding anything to the contrary contained in this Section 4.6, the Company shall not be required to furnish information, board materials or reports or provide access to their books and records pursuant to this Section 4.6 if the Company determines in good faith that declining to furnish such information or reports or provide such access is reasonably necessary to (i) preserve any attorney-client privilege, (ii) protect any confidential or proprietary information of the Company or any confidential or proprietary information of a third party that the Company is reasonably required or requested to hold in confidence or (iii) prevent an actual or potential conflict of interest.
(f)Notwithstanding anything to the contrary contained in this Agreement, the rights of the Purchaser Parties under this Section 4.6 may be assigned by the Purchaser Parties to any transferee of Purchased Preferred Shares of at least the Threshold Amount and upon such assignment, such transferee shall also be considered a Purchaser Party for purposes of this Section 4.6(f) to the extent of such assignment so long as such transferee agrees to be bound by a customary confidentiality or non-disclosure agreement with terms substantially similar to the terms contained in Section 4.5.
Section IV.7Antitakeover Provisions; Other Actions.
(a)Antitakeover Provisions. The Company and the Board of Directors shall (i) take all actions necessary so that no Antitakeover Provision becomes applicable to this Agreement or the Purchaser’s acquisition, or the Company’s issuance, of the Purchased Shares in accordance with this Agreement and the Certificate of Designations, and (ii) if any such Antitakeover Provision becomes applicable thereto to any extent or in any regard, to take all actions necessary so that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement, the Registration Rights Agreement and the Certificate of Designations, and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Antitakeover Provision thereupon or upon the transactions contemplated thereby.
(b)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require or obligate the Sponsor and its respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Sponsor or of any such investment fund or investment vehicle to propose, negotiation, commit to, and/or effect, by consent decree, holder separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of such assets, properties, or businesses of the Sponsor or any of its respective Affiliates, Subsidiaries, investment funds, or portfolio companies, in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other order that would make the transactions contemplated by this Agreement unlawful or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby.
Section IV.8Tax Matters.
(a)USRPHC Status. At the Purchaser’s written request from time to time while the Purchaser owns any shares of Series A Preferred Stock or owns more than five percent (5%) of the Company’s Common Stock, the Company shall (i) deliver as promptly as reasonably practicable any existing analysis the Company has in its possession as to whether it is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and (ii) reasonably cooperate with any reasonable request of Purchaser in connection with the foregoing, including the provision of any written statement regarding the Company’s status as a USRPHC to the extent the Company is reasonably able to provide such statement. The Purchaser Parties shall pay or cause to be paid the Company’s reasonable out of pocket expenses in connection with the provision of information under this Section 4.8(a).
(b)Tax Treatment. For all U.S. federal, state and local tax purposes, the Company and the Purchaser, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or by a change in applicable Law, (i) subject to the final sentence of this Section 4.8(b), shall not treat or report any dividends on the Series A Preferred Stock (including any dividends that are accrued and added to the Liquidation Preference, as defined in the Certificate of Designations) as income or gain to the Purchaser in respect of the Series A Preferred Stock, unless and until any such amounts are declared and paid in cash (or as a Non-Cash Dividend) to the Purchaser in accordance with the Certificate of Designations, and (ii) shall treat the sum of the Common Stock Allocation and the Discount as a U.S. dollar-denominated amount giving rise to a U.S. dollar-denominated reduction in the “issue price” paid by the Purchaser for the Series A Preferred Stock (as determined for U.S. federal income tax purposes) that the Purchaser shall be required to accrue and include in income for U.S. federal, state and local tax purposes as a dividend over the term of the Series A Preferred Stock on a constant-yield-to-maturity basis. The Company and the Purchaser shall file all income Tax Returns in a manner consistent with Section 1.3 and this Section 4.8 except as otherwise required by a change in Law (including any interpretation by a Governmental Entity) or by a final “determination” within the meaning of Section 1313 of the Code. For the avoidance of doubt, in no event shall the Company (or its Affiliates) be liable to the Purchaser or to any other party for any damages (including Taxes) arising from any of the foregoing “changes in applicable Law” or “determinations.”
(c)Investment Unit Allocation. The Purchaser and the Company shall treat and report the Series A Preferred Stock and the Common Stock issued to the Purchaser hereunder as having been issued as part of an “investment unit” within the meaning of Code Section 1273(c)(2) and Treasury Regulations Section 1.1273-2(h), with (x) a portion of the total amount paid for such Series A Preferred Stock and Common Stock equal to the aggregate fair market value of such Common Stock (which shall be determined based on the applicable trading price of the Company’s Common Stock) being allocated to such Common Stock (the “Common Stock Allocation”) and (y) the remainder being allocated to such Series A Preferred Stock (the “Series A Preferred Allocation”). Within thirty (30) days after the Initial Closing II Date and each subsequent Closing Date, the Company shall prepare and deliver to the Purchaser a draft valuation setting forth in reasonable detail the Common Stock Allocation and the Series A Preferred Allocation with respect to the Purchased Shares issued on such Closing Date (in the case of the Initial Closing II Date, with respect to the Purchased Shares issues on the Initial Closing Date and the Initial Closing II Date) (such draft valuation, the “Draft Purchased Shares Valuation”) for the Purchaser’s review. If the Purchaser does not agree with the Draft Purchased Shares Valuation, then within ten (10) days of receipt of the Draft Purchased Shares Valuation the Purchaser shall determine and deliver to the Company a proposed valuation of the Common Stock Allocation and the Series A Preferred Allocation (the “Purchaser’s Proposed Valuation”). If the Purchaser and the Company are not able to come to an agreement as to the final valuation of the Common Stock Allocation and the Series A Preferred Allocation within ten (10) days thereafter, the Purchaser and the Company shall agree in good faith on an independent nationally recognized valuation or financial advisory firm (the “Valuation Firm”) to determine the final valuation of the Common Stock Allocation and the Series A Preferred Allocation, which valuation must be within the range of the Purchaser’s Proposed Valuation and the Draft Purchased Shares Valuation. All fees and expenses of the Valuation Firm relating to the work, if any, to be performed by the Valuation Firm hereunder shall be borne in inverse proportion to the relative extent to which the Company, on the one hand, and the Purchaser, on the other hand, prevail on the disagreements resolved by the Valuation Firm, which proportionate allocation shall be determined by the Valuation Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Valuation Firm shall be borne by the party incurring such cost and expense. Each valuation of the Common Stock Allocation and the Series A Preferred Allocation shall, once final (as finalized, a “Purchased Shares Valuation”), be binding upon the Purchaser and the Company, and the Purchaser and the Company agree to file all U.S. federal, state and local income Tax Returns consistent with each Purchased Shares Valuation.
(d)The Company (and any other applicable withholding agent hereunder) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax Law. To the extent that such withheld amounts are paid over to or deposited with the proper Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section IV.9Nasdaq Listing. To the extent required by the Nasdaq Global Market and the Company has not done so prior to the execution of this Agreement, the Company shall apply to cause the Purchased Common Shares to be approved for listing prior to the Initial Closing or Additional Closing, as applicable, on the Nasdaq Global Market, subject to official notice of issuance. The Company shall use its reasonable best efforts to maintain the listing of all of the Purchased Common Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Purchased Common Shares. The Company shall pay all fees and expenses in connection with satisfying the obligations under this Section 4.9.
Section IV.10State Securities Laws. The Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Stock and/or Series A Preferred Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the applicable Closing.
Section IV.11Section 16b-3 Matters. If the Company (a) becomes a party to a consolidation, merger or other similar transaction or otherwise or if there is any event or circumstance that may result in the Purchaser and each Permitted Transferee of the Purchaser to whom any of the Purchased Shares are transferred pursuant to Section 4.2 (the “Purchaser Parties”), their respective Affiliates and/or the Series A Director being deemed to have made a disposition or acquisition of the Purchased Shares for purposes of Section 16 of the Exchange Act and (b) in advance of the delivery of any Initial Closing II Common Shares and in advance of any specific Election Notice with respect to any Additional Purchase and Sale, and if the Series A Director is serving on the Board at such time or has served on the Board during the preceding six (6) months (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of the Purchased Shares for the express purpose of exempting the Purchaser Parties’, their respective Affiliates’ and the Series A Director’s interests (for the Purchaser Parties and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Purchaser Parties, their respective Affiliates, and/or the Series A Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Purchaser Parties or their respective Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Purchaser Parties notify the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Purchaser Parties’, their respective Affiliates’ and the Series A Director (for the Purchaser Parties and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
Section IV.12Negative Covenants. Except as set forth on Section 4.12 of the Disclosure Letter, from the date of this Agreement through the Initial Closing, the Company and its Subsidiaries shall use their reasonable best efforts to operate their businesses in the ordinary course, and, without the prior written consent of the Purchaser Parties (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:
(a)take any action that would require the consent of the Holders (as defined in the Certificate of Designations) pursuant to Section 9(a) of the Certificate of Designations;
(b)redeem, purchase, repurchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except in the ordinary course of business, consistent with past practice pursuant to the terms of the Stock Plans or Benefit Plans;
(c)establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;
(d)split, combine, subdivide, recapitalize, reclassify or make like change to any shares of its capital stock or other equity or voting interests;

(e)amend, supplement or otherwise change, or waive any provision of, the Company’s Certificate of Incorporation, Bylaws or other organizational documents or make any material amendments or changes to the organizational documents of any of the Company’s Subsidiaries or take or authorize any action to wind up its affairs or dissolve (in each case except as and to the extent contemplated by Section 2.23(b) or Section 4.7(a) or in connection with the filing of the Certificate of Designations);
(f)enter into any new, or amend, terminate or renew in any material respect, any material Benefit Plan, other than in the ordinary course of business and consistent with past practice;
(g)enter into any new, or amend, terminate or renew in any material respect, any material Contract between the Company or one of its Subsidiaries, on the one hand, and any other Person (other than the Company’s Subsidiaries) including officer or director of the Company or any of its Subsidiaries, on the other hand, outside the ordinary course of business;
(h)make any material change in the Company’s or its Subsidiaries’ financial accounting principles, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law;
(i)cause the Company (or the surviving or resulting entity following any conversion, merger, consolidation, or similar reorganization) to be treated as other than a corporation for U.S. federal income tax purposes; or
(j)agree, authorize or commit to do any of the foregoing.
Section IV.13Sponsor.
(a)Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement (including, for the avoidance of doubt, Section 4.2 and Section 4.4) shall in any way limit the activities of Blackstone Inc. (the “Sponsor”) or any of its Affiliates (collectively, the “Sponsor Group”), other than the Purchaser Parties, in their businesses distinct from the private equity business of Sponsor (the “Excluded Sponsor Parties”), so long as (i) no such Excluded Sponsor Party or any of its Representatives is acting on behalf of or at the direction of any Purchaser Party with respect to any matter that otherwise would violate any term or provision of this Agreement and (ii) no Confidential Information is made directly available to any Excluded Sponsor Party or any of its Representatives who are not involved in the corporate private equity business of Sponsor by or on behalf of any Purchaser Party or any of their Representatives, except with respect to any such Representative who is (x) compliance personnel for compliance purposes or for investment (or similar) committee purposes and (y) non-compliance personnel of Sponsor who are directors or officers of, or function in a similar oversight role at, such Affiliate as long as Confidential Information is not otherwise disclosed to such Affiliate.
(b)The Purchaser Parties and the Company hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that, to the maximum extent permitted by law, when the Purchaser Parties take any action under this Agreement to give or withhold their consent, the Purchaser Parties shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in their own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement. For the avoidance of doubt, the foregoing sentence shall not limit or otherwise affect the fiduciary duties of the Series A Director.
(c)The Purchaser Parties and the Company hereby agree and acknowledge that, subject to applicable law and the other provisions of this Agreement, the Series A Director may share Confidential Information with the Purchaser Parties.
Section IV.14Use of Proceeds. The Company shall only use the proceeds from the issuance and sale of the Initial Closing Shares (i) to pay down (x) 100% of amounts outstanding under the Company’s existing Revolving Credit Facility (as defined in the Credit Agreement) and (y) at least $100,000,000.00 of the amount outstanding under the Company’s existing Term Loans (as defined in the Credit Agreement), in each case, as of the Initial Closing Date and (ii) with respect to any remaining proceeds after giving effect to clause (i), for other general corporate purposes.
Section IV.15Corporate Actions. The Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that prohibits the Purchaser Parties from taking any of the actions permitted by this Agreement under Section 4.2 or the Certificate of Designations.
Section IV.16Corporate Opportunities. In recognition and anticipation that (1) certain directors, principals, officers, employees and/or other representatives of the Purchaser Parties and their Affiliates may serve as directors, officers or agents of the Company, (2) the Purchaser Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, and (3) members of the Board who are not employees of the Company or its subsidiaries (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, the provisions of this Section 4.16 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve the Purchaser Parties, the Non-Employee Directors or their respective Affiliates, as applicable, and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. None of (1) the Purchaser Parties or any of their Affiliates, or (2) any Non-Employee Director or his or her Affiliates (the Persons identified in (1) and (2) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly, (A) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (B) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to the following sentence, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company. Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Company) if such opportunity is offered to such person solely in his or her capacity as a director or officer of the Company, and this section shall not apply to any such corporate opportunity. In addition to and notwithstanding the foregoing provisions of this Agreement or anything to the contrary in the Certificate of Designations, to the fullest extent permitted by law, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (1) the Company is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, or (3) is one in which the Company has no interest or reasonable expectancy.
Section IV.17Financing Cooperation. If requested by the Purchaser Parties, the Company will provide the following cooperation in connection with the Purchaser Parties obtaining any Permitted Loan following the Closing: (i) using good faith and commercially reasonable efforts to enter into an issuer agreement (an “Issuer Agreement”) with each lender in customary form in connection with such transactions (which agreement may include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting Transfers upon foreclosure, agreements to not intentionally hinder or delay exercises of remedies on foreclosure, acknowledgments regarding corporate policy, if applicable, certain acknowledgments regarding securities law status of the pledge arrangements and a specified list of Company Competitors) and subject to the consent of the Company (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender and customary for similar financings, (ii) using commercially reasonable efforts to (A) remove any restrictive legends on certificates representing pledged Series A Preferred Stock or Common Stock, obtaining CUSIP numbers for shares of Series A Preferred Stock (including if requested by Purchaser obtaining a different CUSIP number for shares of Series A Preferred Stock that are issued at a particular Closing from the CUSIP number for shares of Series A Preferred Stock that are issued at a different Closing) and depositing such pledged Series A Preferred Stock or Common Stock in book entry form on the books of The Depository Trust Company, when eligible to do so (for the avoidance of doubt, shares of Common Stock will not be considered so eligible prior to the date the lender has a valid six-month “holding period” (as defined in Rule 144) in such shares of Common Stock) or (B) without limiting the generality of clause (A), if such Series A Preferred Stock is eligible for resale under Rule 144A, depositing such pledged Series A Preferred Stock in book entry form on the books of The Depository Trust Company or other depository with customary Rule 144A restrictive legends in lieu of the legends specified in Section 4.3 above, (iii) if so requested by such lender or counterparty, as applicable, (x) re-issuing the pledged Series A Preferred Stock or Common Stock in certificated form in the name of a Purchaser Party or its Affiliates and/or (y) re-registering the pledged Series A Preferred Stock or Common Stock in certificated form or in book-entry form, as so requested, in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, with respect to Permitted Loans solely as securities intermediary and only to the extent a Purchaser Party or its Affiliates continues to beneficially own such pledged Series A Preferred Stock or Common Stock, (iv) entering into customary triparty agreements with each lender and the Purchaser Parties relating to the delivery of the Series A Preferred Stock or Common Stock to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations hereunder to issue the Series A Preferred Stock or Common Stock upon payment of the purchase price therefor in accordance with the terms of this Agreement and (v) such other cooperation and assistance as the Purchaser Parties may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirements that the Company deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business, in the cases of clauses (ii) and (iii), subject to receipt of customary legal opinions and certificates and the satisfaction of any relevant requirements of the Company’s transfer agent. Notwithstanding anything to the contrary in the preceding sentence, the Company’s obligation to deliver an Issuer Agreement is conditioned on (i) the relevant Purchaser Party certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, such Purchaser Party has pledged Common Stock or the Series A Preferred Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the lenders under that Permitted Loan and (C) such Purchaser Party acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement and (ii) the Issuer Agreement containing customary representations, warranties and covenants for the benefit of the Company from the relevant Purchaser Party and the lender reasonably satisfactory to the Company (including, for the avoidance of doubt, an undertaking of the lender to sell any pledged Series A Preferred Stock and/or Common Stock in compliance with the Foreclosure Limitations). The Purchaser Parties acknowledge and agree that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Purchaser Parties under this Agreement the Purchaser Parties shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.
Section IV.18Registration Statement. The Company will use reasonable best efforts to cause there to be an effective registration statement covering the resale of the shares of Common Stock to be issued in any Additional Closing in advance of such Additional Closing, to the extent legally permissible. In the event the shares of Common Stock to be issued in an Additional Closing are not registered at the time of consummation of such Additional Closing, the Company agrees that, within fifteen (15) Business Days after such Additional Closing, it will use reasonable best efforts to file with the SEC a registration statement registering the resale of such shares of Common Stock and to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or 120 calendar days after the filing thereof if the SEC notifies the Company that it will review such registration statement) and (ii) five (5) Business Days after the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review.
Article V

CONDITIONS TO THE PARTIES’ OBLIGATIONS
Section V.1Conditions of the Purchaser at the Initial Closing. The obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at the Initial Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Purchaser, on or prior to the Initial Closing Date, of each of the following conditions precedent:
(a)Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article II of this Agreement (other than Sections 2.1 (Organization and Power), 2.2(a) (Authorization), 2.4(a) and (b) (Authorized and Outstanding Stock), 2.6 (Private Placement), 2.18 (Nasdaq Listing), 2.19 (No Brokers or Finders), 2.22(ii) (Absence of Certain Changes) and 2.23 (No Rights Agreement; Anti-Takeover Provisions) of this Agreement) shall be true and correct on and as of the date hereof and on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date, except for representations and warranties that speak as of a specific date or time other than the Initial Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the representations and warranties of the Company contained in Sections 2.1 (Organization and Power), 2.2(a) (Authorization), 2.4(a) and (b) (Authorized and Outstanding Stock), 2.6 (Private Placement), 2.18 (Nasdaq Listing), 2.19 (No Brokers or Finders) and 2.23

(No Rights Agreement; Anti-Takeover Provisions) of this Agreement (collectively, the “Additional Closing Representations”) shall be true and correct in all material respects on and as of the date hereof and on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date, except for representations and warranties that speak as of a specific date or time other than the Initial Closing Date (which need only be true and correct in all material respects as of such date or time) and (iii) the representations and warranties of the Company contained in Section 2.22(ii) (Absence of Certain Changes) of this Agreement shall be true and correct on and as of the date hereof and on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date.
(b)Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Initial Closing.
(c)Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware and a certified copy shall have been delivered to the Purchaser.
(d)Officer’s Certificate. The Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 5.1(a) and (b) have been satisfied.
(e)No Order. There shall be no injunction, order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.
(f)Listed Shares. The shares of Common Stock to be issued at the Initial Closing shall have been approved for listing on the Nasdaq Global Market (or principal other national securities exchange on which the Common Stock is then listed if the Company’s Common Stock has ceased to be listed on the Nasdaq Global Market but is listed on another national securities exchange) and such approval shall be ongoing, and not revoked or withdrawn.
Section V.2Conditions of the Company at the Initial Closing. The obligations of the Company to consummate the transactions contemplated hereby to be consummated at the Initial Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Company, on or prior to the Initial Closing Date, of each of the following conditions precedent:
(a)Representations and Warranties; Performance. (i) Each of the representations and warranties of the Purchaser contained in Article III of this Agreement shall be true and correct on and as of the date hereof and on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date, except for representations and warranties that speak as of a specific date or time other than the Initial Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
(b)Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to the Initial Closing.
(c)Consideration for the Securities. The Purchaser shall have paid the purchase price of the Initial Closing Shares to be purchased by such Purchaser in full at the Initial Closing by wire transfer of immediately available funds to an account designated in writing by the Company.
(d)Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware.
(e)Officer’s Certificate. The Company shall have received a certificate signed on behalf of the Purchaser by a duly authorized officer certifying to the effect that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.
(f)No Order. There shall be no injunction, order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.
Section V.3Conditions of the Purchaser at the Initial Closing II. The obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at the Initial Closing II are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Purchaser, on or prior to the Initial Closing II Date, of each of the following conditions precedent:
(a)Initial Closing. The Initial Closing shall have occurred.
(b)Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article II of this Agreement (other than the Additional Closing Representations and Section 2.22(ii) (Absence of Certain Changes) of this Agreement) shall be true and correct on and as of the Initial Closing II Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing II Date, except for representations and warranties that speak as of a specific date or time other than the Initial Closing II Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the Additional Closing Representations shall be true and correct in all material respects on and as of the Initial Closing II with the same effect as though such representations and warranties had been made on and as of the Initial Closing II Date, except for representations and warranties that speak as of a specific date or time other than the Initial Closing II Date (which need only be true and correct in all material respects as of such date or time) and (iii) the representations and warranties of the Company contained in Section 2.22(ii) (Absence of Certain Changes) of this Agreement shall be true and correct on and as of the Initial Closing II Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing II Date.
(c)Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Initial Closing II.
(d)Officer’s Certificate. The Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 5.3(b) and (c) have been satisfied.
(e)No Order. There shall be no injunction, order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby to be consummated at the Initial Closing II.
(f)HSR Act. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated hereby to be consummated at the Initial Closing II under the HSR Act.
(g)Listed Shares. The shares of Common Stock to be issued at the Initial Closing II shall have been approved for listing on the Nasdaq Global Market (if the Company’s Common Stock has ceased to be listed on the Nasdaq Global Market but is listed on another national securities exchange) and such approval shall be ongoing, and not revoked or withdrawn.
Section V.4Conditions of the Company at the Initial Closing II. The obligations of the Company to consummate the transactions contemplated hereby to be consummated at the Initial Closing II are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Company, on or prior to the Initial Closing II Date, of each of the following conditions precedent:
(a)Consideration for the Securities. The Purchaser shall have paid the purchase price of the Initial Closing II Common Shares to be purchased by such Purchaser in full at the Initial Closing II by wire transfer of immediately available funds to an account designated in writing by the Company.
(b)No Order. There shall be no injunction, order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby to be consummated at the Initial Closing II.

(c)HSR Act. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated hereby to be consummated at the Initial Closing II under the HSR Act.
Section V.5Conditions of the Purchaser at the Additional Closings. The obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at any Additional Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Purchaser, on or prior to the applicable Additional Closing Date, of each of the following conditions precedent:
(a)Initial Closings. The Initial Closing and Initial Closing II shall have occurred.
(b)Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article II of this Agreement (other than the Additional Closing Representations and Section 2.22(ii) (Absence of Certain Changes) of this Agreement) shall be true and correct on and as of such Additional Closing Date with the same effect as though such representations and warranties had been made on and as of such Additional Closing Date, except for representations and warranties that speak as of a specific date or time other than such Additional Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the Additional Closing Representations shall be true and correct in all material respects on and as of such Additional Closing Date with the same effect as though such representations and warranties had been made on and as of such Additional Closing Date, except for representations and warranties that speak as of a specific date or time other than such Additional Closing Date (which need only be true and correct in all material respects as of such date or time) and (ii) the representations and warranties of the Company contained in Section 2.22(ii) (Absence of Certain Changes) of this Agreement shall be true and correct on and as of such Additional Closing Date with the same effect as though such representations and warranties had been made on and as of such Additional Closing Date.
(c)Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to such Additional Closing.
(d)Officer’s Certificate. The Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 5.5(b) and (c) have been satisfied.
(e)No Order. There shall be no injunction, order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby to be consummated at such Additional Closing.

(f)HSR Act. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated hereby to be consummated at such Additional Closing under the HSR Act or under any other antitrust Law.
(g)Listed Shares. The shares of Common Stock to be issued at such Additional Closing shall have been approved for listing on the Nasdaq Global Market (or principal other national or regional securities exchange on which the Common Stock is then listed) and such approval shall be ongoing, and not revoked or withdrawn.
Section V.6Conditions of the Company at the Additional Closings. The obligations of the Company to consummate the transactions contemplated hereby to be consummated at any Additional Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable Law) by the Company, on or prior to the applicable Additional Closing Date, of each of the following conditions precedent:
(a)Representations and Warranties; Performance. (i) Each of the representations and warranties of the Purchaser contained in Sections 3.1 (Organization and Power), 3.2 (Authorization, Etc.), 3.4 (Investment Representations), 3.6 (No Brokers or Finders), 3.7 (Financing) and 3.8 (No Additional Representations) (collectively, “Purchaser Fundamental Representations”) shall be true and correct on and as of such Additional Closing Date with the same effect as though such representations and warranties had been made on and as of such Additional Closing Date, except for representations and warranties that speak as of a specific date or time other than such Additional Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
(b)Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to such Additional Closing.
(c)Consideration for the Securities. The Purchaser shall have paid the purchase price of the Purchased Shares to be purchased by such Purchaser in full at such Additional Closing by wire transfer of immediately available funds to an account designated in writing by the Company.
(d)Officer’s Certificate. The Company shall have received a certificate signed on behalf of the Purchaser by a duly authorized officer certifying to the effect that the conditions set forth in Sections 5.6(a) and (b) have been satisfied.
(e)No Order. There shall be no injunction, order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby to be consummated at such Additional Closing.
(f)HSR Act. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated hereby to be consummated at such Additional Closing under the HSR Act or under any other antitrust Law.
Article VI

PREEMPTIVE RIGHTS
Section VI.1Generally. So long as the Purchaser Parties own any Purchased Preferred Shares, if the Company makes any public or non-public offering of any capital stock of, other equity or voting interests in, or equity-linked securities of, the Company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or equity-linked securities of, the Company (collectively “Preemptive Securities”), including, for the purposes of this Article VI, warrants, options or other such rights (any such security, a “New Security”) (other than (1) issuances of any securities to directors, officers, employees, consultants or other agents of the Company, (2) issuances of any securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (3) issuances made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or assets of, another Person, business unit, division or business, (4) issuances of any securities issued as a result of a stock split, stock dividend, spin-off, reclassification or reorganization or similar event and (5) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company), the Purchaser Parties shall be afforded the opportunity to acquire from the Company its Preemptive Rights Portion of such New Securities for the same price and on the same terms as that offered to the other purchasers of such New Securities; provided, that the Purchaser Parties shall not be entitled to acquire any New Securities pursuant to this Article VI to the extent the issuance of such New Securities to the Purchaser Parties would require approval of the stockholders of the Company as a result of the Purchaser status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of the Nasdaq Global Market until the Company obtains such approval, and the Company shall use reasonable best efforts to obtain such approval as promptly as practicable.
Section VI.2Calculation of Preemptive Rights Portion. Subject to the foregoing proviso in Section 6.1, the amount of New Securities that each Purchaser shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of shares of the Purchased Common Shares held by the Purchaser, as of such date, and the denominator of which is the aggregate number of shares of Common Stock outstanding as of such date (the “Preemptive Rights Portion”).

Section VI.3Preemptive Rights Notices and Procedures. If the Company proposes to offer New Securities, it shall give the Purchaser written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least seven (7) Business Days prior to such issuance (or, in the case of a registered public offering, at least seven (7) Business Days prior to the commencement of such registered public offering) (provided that, to the extent the terms of such offering cannot reasonably be provided seven (7) Business Days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to the Purchaser on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, the Purchaser may notify the Company in writing at any time on or prior to the second (2nd) Business Day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of such issuance, at any time prior to such issuance) whether the Purchaser will exercise such preemptive rights and as to the amount of New Securities the Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 6.2. In the case of a registered public offering, the Purchaser shall notify the Company in writing at any time prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether the Purchaser will exercise such preemptive rights and as to the amount of New Securities the Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 6.2. Such notice to the Company shall constitute a binding commitment by the Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of a Purchaser to respond prior to the time a response is required pursuant to this Section 6.3 shall be deemed to be a waiver of the Purchaser’s purchase rights under this Article VI only with respect to the offering described in the applicable notice.
Section VI.4Purchase of New Securities. The Purchaser shall purchase the New Securities that it has elected to purchase under this Article VI concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals); provided, that if such related issuance is prior to the twentieth (20th) Business Day following the date on which the Purchaser has notified the Company that it has elected to purchase New Securities pursuant to this Article VI, then the Purchaser shall purchase such New Securities within twenty (20) Business Days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the Purchaser of its preemptive rights pursuant to this Article VI shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of the Purchaser pursuant to this Article VI shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Purchaser in respect thereof shall be promptly refunded in full.

Section VI.5Consideration Other than Cash. In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.
Section VI.6Miscellaneous. The election by the Purchaser to not exercise its subscription rights under this Article VI in any one instance shall not affect its rights as to any subsequent proposed issuance. The Company and the Purchaser shall cooperate in good faith to facilitate the exercise of the Purchaser’s rights pursuant to this Article VI, including securing any required approvals or consents.
Article VII

MISCELLANEOUS
Section VII.1Survival. Except for the Additional Closing Representations and the Purchaser Fundamental Representations, which shall survive until the third (3rd) anniversary of the Initial Closing Date (or, if any Additional Closing occurs, the third anniversary of the last Additional Closing Date), the representations and warranties contained in Article II and Article III hereof shall survive for six (6) months following the Initial Closing Date and then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representations and warranties in the case of fraud. All other covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.
Section VII.2Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
Section VII.3Governing Law.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(b)Any dispute relating hereto shall be heard in the Court of Chancery of the State of Delaware or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.
(c)Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.
(d)Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 7.6 shall be deemed effective service of process on such Person.
(e)Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section VII.4Entire Agreement; No Third Party Beneficiary. This Agreement and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
Section VII.5Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees and excluding any investment banking fees (collectively, “Transaction Expenses”) shall be paid by the party incurring such expenses.

Section VII.6Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
If to the Company, to:
Array Technologies, Inc.
3901 Midway Place NE
Albuquerque, New Mexico 87109
Attention: Tyson Hottinger
Email: tyson.hottinger@arraytechinc.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua N. Korff, P.C.
Michael Kim, P.C.
Email: jkorff@kirkland.com
    michael.kim@kirkland.com
If to a Purchaser or to the Purchaser Representative, to:
BCP Helios Aggregator L.P.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Attention: Bilal Khan
Juergen Pinker
E-mail: Bilal.Khan@Blackstone.com
Juergen.Pinker@Blackstone.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, New York 10017
Attention: Anthony F. Vernace
Christopher May

E-mail: avernace@stblaw.com
cmay@stblaw.com

Section VII.7Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned (a) in connection with a Transfer to a Permitted Transferee permitted by Section 4.2(a), (b) as collateral security to any lender to the Purchaser; provided, however, that a Purchaser Party may assign its rights, interests and obligations under this Agreement in whole or in part (including, without limitation, solely the right to purchase Series A Preferred Stock and Common Stock at the Closings in accordance with Section 1.2) to one or more Permitted Transferees, including as contemplated in Section 4.2(a) and in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned and (c) as contemplated by Section 4.6(f). No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio. For the avoidance of doubt, any assignment of this Agreement or of any rights or obligations hereunder shall be made in accordance with Section 4.2(f).
Section VII.8Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section VII.9Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
Section VII.10Interpretation; Absence of Presumption.
(a)For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified;

(iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or”, “any” or “either” shall not be exclusive. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
(b)With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
Section VII.11Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.
Section VII.12Specific Performance. The parties hereto agree that irreparable damage could occur and that a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein (including, for the avoidance of doubt, the right of the Company to specifically enforce the obligation of the Purchaser to cause the Equity Financing to be funded and the purchase of the Purchased Shares to be consummated on the terms and subject to the conditions set forth in this Agreement), this being in addition to any other remedy to which they are entitled at law or in equity. Under no circumstances will the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the issuance of the applicable Purchased Shares in exchange for receipt in full by the Company of the applicable Purchase Price therefor, and (ii) the payment of monetary damages at any time.
Section VII.13Public Announcement. Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 7.13 shall not apply to any press release or other public statement made by the Company or a Purchaser (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees. Notwithstanding anything to the contrary in this Agreement, in no event shall either this Section 7.13 limit disclosure by any Purchaser Party and their respective Affiliates of ordinary course communications regarding this Agreement and the transactions contemplated by this Agreement to its existing or prospective general and limited partners, equityholders, financing sources, members, managers and investors of any Affiliates of such Person, including disclosing information about the transactions contemplated by this Agreement on their websites in the ordinary course of business consistent with past practice.
Section VII.14Purchaser Representative. Each Purchaser Party hereby consents to and authorizes (a) the appointment of BCP Helios Aggregator L.P. as the Purchaser Representative hereunder (the “Purchaser Representative”) and as the attorney-in-fact for and on behalf of the Purchaser Party, and (b) the taking by the Purchaser Representative of any and all actions and the making of any decisions required or permitted by, or with respect to, this Agreement and the transactions contemplated hereby, including (i) the exercise of the power to agree to execute any consents under this Agreement and (ii) to take all actions necessary in the judgment of the Purchaser Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the transactions contemplated hereby. Each Purchaser Party shall be bound by the actions taken by the Purchaser Representative exercising the rights granted to it by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Purchaser Representative. If the Purchaser Representative shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Purchaser Parties shall appoint a new Purchaser Representative as soon as reasonably practicable by written consent of holders of a majority of the then outstanding Purchased Preferred Shares beneficially owned by the Purchaser or Purchaser Parties that are successors or assigns of the Purchaser by sending notice and a copy of the duly executed written consent appointing such new Purchaser Representative to the Company.
Section VII.15Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement or the Equity Commitment Letter may only be brought against the entities that are expressly named as parties hereto or thereto (the “Contract Parties”) and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein. No Person other than the Contract Parties, including no member, partner, stockholder, unitholder, Affiliate or Representative thereof, nor any member, partner, stockholder, unitholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Equity Commitment Letter or based on, in respect of, or by reason of this Agreement or the Equity Commitment Letter or their respective negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each of the Contract Parties hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such third Person.
Section VII.16Further Assurances. From the date hereof until the termination of this Agreement, without further consideration, the Company and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, appropriate or advisable to consummate the transactions contemplated by this Agreement, the Registration Rights Agreement, the Certificate of Designations and any and all other agreements or instruments executed and delivered to the Purchaser by the Company hereunder or thereunder, as applicable.
Section VII.17HSR Filings.
(a)The Company and the Purchaser agree to make an appropriate filing of a Notification and Report Form (the “Initial HSR Form”) pursuant to the HSR Act with respect to the transactions contemplated by the Initial Closing and the Initial Closing II (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement and in any event no later than ten (10) Business Days (unless the parties mutually agree to a later date), and to supply, as advisable, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and the Company and the Purchaser agree to use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the transactions contemplated hereby. The “Initial HSR Approval Date” means the date upon which any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, relating to the transactions contemplated by the Initial Closing and the Initial Closing II.
(b)To the extent required by Law, the Company and the Purchaser agree to make, if necessary, an appropriate filing of a Notification and Report Form (the “Subsequent HSR Form”, and together with the Initial HSR Form, the “HSR Forms”) pursuant to the HSR Act with respect to the transactions contemplated by any Additional Closing (which shall request the early termination of any waiting period applicable to such transactions under the HSR Act), and to supply, as advisable, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and the Company and the Purchaser agree to use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the transactions contemplated hereby.
(c)Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate the Purchaser to, and the Company shall not, without the prior written consent of the Purchaser, agree or otherwise be required to sell, divest or dispose of any assets or business (or otherwise take or commit to take any action that limits the freedom of action with respect to, or ability to retain, any businesses, product lines, assets, relationships, or contractual rights), or any other action contemplated by Section 7.17(b) with respect to the Purchaser or any of its Affiliates (including any portfolio company of the Purchaser’s Affiliates, as such term is customarily used in the private equity industry), which shall include, for the avoidance of doubt, Blackstone Inc. and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone Inc. or any portfolio company or investment of Blackstone Inc. or of any such investment fund or investment vehicle.
(d)Each of the Company and the Purchaser shall (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereby, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Purchaser, as the case may be, from or given by the Company or the Purchaser to, as the case may be, the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the transactions contemplated hereby, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Entity in connection with the transactions contemplated hereby, provided that materials furnished pursuant to this Section 7.17(d) may be redacted (a) to remove references concerning the valuation of the Company and the transactions contemplated hereby or other confidential information, (b) as necessary to comply with contractual arrangements, and (c) as necessary to address reasonable privilege concerns, and the parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 7.17(d) as “counsel only” or, as appropriate, as “outside counsel only”, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
(e)Each of the Company and the Purchaser shall not take or agree to take any action that would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby or receipt of any governmental approvals that are conditions to any Closing pursuant to Article V.
Section VII.18Commercial Cooperation. For so long as the Purchaser Parties hold the Threshold Amount, the Purchaser agrees that it will use commercially reasonable efforts to introduce the Company to any Sponsor portfolio company involved in renewable energy that could be a potential customer for the Company’s products and any Sponsor portfolio company that could reasonably be expected to be a supplier to the Company that could assist the Company in reducing the cost of its raw materials or components used in its products.
Article VIII

TERMINATION
Section VIII.1Termination Prior to the Initial Closing. This Agreement may be terminated at any time prior to the Initial Closing:
(a)by mutual written consent of the Company and Purchaser;
(b)by either the Company or Purchaser, if any Governmental Entity with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable;
(c)by notice given by the Company to the Purchaser if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 5.2(a) or Section 5.2(b) would not be satisfied and, if capable of being cured, which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; provided, however, that the Company is not then in breach of any of its obligations hereunder; or
(d)by notice given by the Purchaser to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 5.1(a) or Section 5.1(b) would not be satisfied and, if capable of being cured, which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser requesting such inaccuracies or breaches to be cured; provided, however, that the Purchaser is not then in breach of any of its obligations hereunder.
Section VIII.2Termination Following the Initial Closing. The parties’ obligations to effect any Additional Closing pursuant to this Agreement shall be terminated on the Exercise Expiration Date and may otherwise only be terminated following the Initial Closing:
(a)by mutual written consent of the Company and the Purchaser;
(b)by either the Company or the Purchaser, if any Governmental Entity with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable; or

(c)by the Company following the Company’s delivery of a Commitment Reduction Notice as a result of which there remains no Undrawn Portion.
Section VIII.3Certain Effects of Termination. In the event that this Agreement is terminated prior to the Initial Closing in accordance with Section 8.1, neither party (nor any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such party of its obligations pursuant to this Agreement arising prior to such termination, and (b) any actual and intentional fraud or intentional or willful breach of this Agreement; provided that, notwithstanding any other provision set forth in this Agreement, neither the Purchaser, on the one hand, nor the Company, on the other hand, shall have any such liability in excess of the Purchase Price. In the event of any such termination prior to the Initial Closing, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 4.5 (Confidentiality), Sections 7.2 to 7.4 (Counterparts, Governing Law, Entire Agreement) and Sections 7.6 through 7.15 (Notices, Successors and Assigns, Headings, Amendments and Waivers, Interpretations; Absence of Presumption, Severability, Specific Performance and Public Announcement, Purchaser Representative, Non-Recourse) shall survive the termination of this Agreement. In the event of the termination of the parties’ obligations to effect any Additional Closing pursuant to this Agreement following the Initial Closing in accordance with Section 8.2, (i) the parties’ obligations under Sections 1.1(c) and (d) and 1.2(c) shall be null and void and of no further force or effect, (ii) all other provisions of this Agreement shall remain in full force and effect, and (iii) no party shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of Sections 1.1(c) and (d) and 1.2(c) or with respect to such Additional Closing generally, except to the extent of any actual fraud in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder or intentional or willful breach of this Agreement with respect thereto prior to such termination.
(Signature page follows)

The parties have caused this Securities Purchase Agreement to be executed as of the date first written above.
ARRAY TECHNOLOGIES, INC.
By:    /s/ Nipul Patel
Name: Nipul Patel
Title: Chief Financial Officer

[Signature page to Securities Purchase Agreement]

Purchaser
BCP HELIOS AGGREGATOR L.P.

By: BCP 8/BEP 3 Holdings Manager L.L.C.
Its: General Partner
By:    Bilal Khan
Name: Bilal Khan
Title: Senior Managing Director

[Signature page to Securities Purchase Agreement]

EXHIBIT A
DEFINED TERMS
1.    The following capitalized terms have the meanings indicated:
“Additional Purchase Price” means, for each Additional Closing, the aggregate purchase price of the Delayed Draw Shares and, if any, the Top Up Shares, delivered at such Additional Closing.
“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Company and its Subsidiaries, on the one hand, and any Purchaser Party or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Purchaser Party or any of its Affiliates has an investment (whether as debt or equity) or investment funds or entities of any Purchaser Party or any of its Affiliates shall not be deemed an Affiliate of such Purchaser Party and (iii) the Excluded Sponsor Parties shall not be deemed to be Affiliates of any Purchaser Party, the Company or any of the Company’s Subsidiaries.
“Antitakeover Provisions” means the provisions of any rights plan or agreement, poison pill (including any distribution under a rights plan or agreement), or any control share acquisition, business combination, interested stockholder, fair price, moratorium or similar anti-takeover provision under the Certificate of Incorporation, the Bylaws, or applicable law (including Section 203 of the Delaware General Corporation Law).
“Benefit Plans” means all “employment benefit plans” as defined in Section 3(3) of ERISA, including the Stock Plans and any retirement, pension, profit sharing, deferred compensation, equity or equity-based, bonus, incentive, severance, change-in-control, welfare, fringe benefit and each other similar employee benefit plan, policy, program, employment agreement, contract, or arrangement, whether written or oral, qualified or nonqualified, or funded or unfunded, that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees or with respect to which the Company or its Subsidiaries have any liability.
“Board of Directors” means the Company’s board of directors.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Bylaws” means the Amended and Restated Bylaws of the Company, dated October 19, 2020, as the same may be further amended or restated.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, dated October 19, 2020, as the same has been and may be further amended or restated.
“Closing” means each of the Initial Closing, Initial Closing II and the Additional Closings.
“Closing Date” means each of the Initial Closing Date, the Initial Closing II Date and the Additional Closing Dates.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Competitor” means, as of any date of determination, a Person directly engaged in the business of manufacturing and/or distributing mounting systems used in solar energy projects, together with such Person’s Affiliates; provided, however, that for the avoidance of doubt, a private equity fund, financial institution, asset management firm or similar firm shall not be considered a “Company Competitor” but its portfolio companies, if any, that are directly engaged in the business of manufacturing and/or distributing mounting systems used in solar energy projects would be considered a “Company Competitor”.
“Confidential Information” means information regarding the Company or its Subsidiaries furnished by or on behalf of the Company, directly or indirectly, to the Purchaser or its Representatives, together with all analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its Representatives which contain or otherwise reflect such information. “Confidential Information” shall not include such portions of the Confidential Information that (a) are or become generally available to the public other than as a result of the Purchaser’s or its Affiliates’ disclosure in violation of this Agreement, (b) become available to the Purchaser or its Affiliates on a non-confidential basis from a source other than the Company or its Subsidiaries, (c) was already in the Purchaser’s or its Affiliate’s possession prior to the date of this Agreement and which was not obtained from the Company or its Subsidiaries or (d) are independently developed by the Purchaser Parties or their respective Affiliates or Representatives without reference to the Confidential Information.
“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.
“Credit Agreement” means that certain Credit Agreement, dated as of October 14, 2020, as amended by Amendment No. 1, dated as of February 23, 2021, and as further amended by Amendment No. 2, dated as of February 26, 2021, by and among the Company, as borrower, ATI Investment Sub, Inc., as guarantor, Goldman Sachs Bank USA, as administrative agent and collateral agent, and the Lenders (as defined therein) from time to time party thereto.

“Discount” means, with respect to any issuance of Series A Preferred Stock, the excess of the aggregate stated value of such Series A Preferred Stock over the aggregate purchase price paid for such Series A Preferred Stock.
“Environmental Permit” means any permit, license, certificate, approval or other authorization under any applicable Requirements of Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Expiration Date” means the earliest of (i) June 30, 2023; (ii) at the Purchaser’s sole option, the date of the occurrence of a Fundamental Change or entry into a definitive written agreement by the Company with respect to a transaction that, if consummated, would result in a Fundamental Change; and (iii) at the Purchaser’s sole option, the date on which the Common Stock is not listed for trading on The Nasdaq Global Market or The New York Stock Exchange (or any of their respective successors).
“Export Controls” means all laws, regulations, and restrictive measures relating to the import, export, re-export, transfer of information, data, goods, and technology (including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and customs and import Laws administered by U.S. Customs and Border Protection).
“Fundamental Change” has the meaning set forth for such term in the Certificate of Designations.
“GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.
“Government Contract” means a Contract with a U.S. Governmental Entity, any prime contractor of a U.S. Governmental Entity in its capacity as a prime contractor or any subcontractor with respect to any such Contract.
“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch, taxing authority or department).
“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant”, or words of similar meaning, by any applicable Law, including petroleum and any fraction thereof, any poly- or perfluoroalkyl substances, and any biomedical or radioactive materials and waste.
“Intellectual Property” means all worldwide intellectual property and proprietary rights, including (i) patents, trade secrets, know-how, inventions, algorithms, methods and processes; (ii) copyrights (including copyrights in Software and Systems); (iii) trademarks, service marks, trade names, trade dress, logos, domain names, social and mobile media identifiers and other source indicators and all associated goodwill; and (iv) all registrations, applications, renewals, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts and equivalents of the foregoing.
“Investment Company Act” mean the Investment Company Act of 1940, as amended.
“Knowledge” means the actual knowledge of Jim Fusaro, Nipul Patel, Tyson Hottinger, Jeff Krantz, Stuart Bolland, Cody Mueller and Neal Mortenson, in each case after due inquiry.
“Law” means any law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Market Disruption Event” means any of the following events: any material suspension of, or limitation imposed on, trading of the Common Stock by the Relevant Exchange during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.
“Market Price” means, as of any date, (i) so long as the Common Stock continues to be traded on The Nasdaq Global Market on such date, the last reported sale price of the Common Stock on the Trading Day immediately prior to such date on The Nasdaq Global Market and (ii) if the Common Stock is not traded on The Nasdaq Global Market on such date, the closing sale price of the Common Stock on the Trading Day immediately prior to such date as reported in the composite transactions for the principal U.S. national securities exchange or market on which the Common Stock is so listed or traded, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national securities exchange on which the Common Stock is so listed or traded on the Trading Day immediately prior to such date, or if the

Common Stock is not so listed or traded on a U.S. national securities exchange or market, the last closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if that bid price is not available, the market price of the Common Stock on the Trading Day immediately prior to such date as determined by an independent financial expert appointed for such purpose, using one or more valuation methods that the independent financial expert in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.
“Material Adverse Effect” means any event, change, development, circumstance, condition, state of facts or occurrence that individually or in the aggregate is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), assets, properties, or liabilities of the Company and its Subsidiaries (taken as a whole) or results of operations of the Company and its Subsidiaries (taken as a whole), but shall exclude any prospects and shall also exclude any event, change, development, circumstance, condition, state of facts or occurrence to the extent resulting or arising from: (a) any change or prospective change in any applicable law or GAAP or interpretation thereof; (b) any change in general economic conditions in the industries or markets in which the Company and its Subsidiaries operate or affecting the United States of America or any foreign economies in general; (c) any change made by any Governmental Entity that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate; (d) the announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any action that is consented to or requested by the Purchaser in writing; (f) any action expressly required by, or the failure to take any action expressly prohibited by this Agreement; (g) any national or international political or social conditions, including the engagement by the United States of America or any foreign government in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any foreign government or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any foreign government; (h) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; (i) any epidemic, pandemic, disease outbreak (including, for the avoidance of doubt, COVID-19) or other health crisis or public health event; and (j) any failure of the Company and its Subsidiaries to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; provided, however, that in the case of each of clauses (a), (b), (c) and (g) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a disproportionate adverse effect on the condition (financial or otherwise), assets, properties, or liabilities of the Company and its Subsidiaries (taken as a whole), or results of operations of the Company and its Subsidiaries (taken as a whole) relative to other companies operating in the same industry in which the Company and its Subsidiaries operates.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person and (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, managing member, manager or advisor.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or a government or other agency or political subdivision thereof.
“Purchase Price” means, as of any time of determination, collectively, the Initial Purchase Price, Initial Purchase Price II and the Additional Purchase Price with respect to all Additional Closings occurring at or prior to such time.
“Purchased Common Shares” means, collectively, the Initial Closing Common Shares, the Initial Closing II Common Shares, the Delayed Draw Common Shares and the Top Up Shares.
“Purchased Preferred Shares” means, collectively, the Initial Closing Preferred Shares and the Delayed Draw Preferred Shares.
“Purchased Shares” means, collectively, the Purchased Preferred Shares and the Purchased Common Shares.
“Purchaser Nominee” means any person designated by the Purchaser Representative to be nominated by the Company for election to the Board of Directors as a Series A Director pursuant to Section 4.1(b).
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between the Company and the Purchaser, attached to the Agreement as Exhibit C, as it may be amended or modified in accordance with the terms thereof.
“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors. For the avoidance of doubt, any Observer is a Representative of each of the Purchaser Parties.
“Requirements of Environmental Law” means all Laws (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing) or similar legally binding requirements of any Governmental Entity which relate to (a) pollution, protection or clean-up of the environment, including air, surface water, ground water or land; (b) solid, gaseous or liquid waste or the generation, processing, handling, use, presence, recycling, reclamation, treatment, storage, disposal or transportation of Hazardous Substances; (c) exposure of Persons or property to Hazardous Substances; or (d) the discharge, release, threatened release, or emission of Hazardous Substances into the environment.

“Restricted Securities” means Purchased Shares required to bear the legend set forth in Section 4.3(a) under the applicable provisions of the Securities Act.
“Sanctioned Country” means any of the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any list of sanctioned person maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) Her Majesty’s Treasury of the United Kingdom; (C) any committee of the United Nations Security Council; or (D) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) other similar governmental bodies from time to time.
“SEC” means the Securities and Exchange Commission.
“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC.
“Securities Act” means the Securities Act of 1933, as amended.
“Software and Systems” means all computers, hardware, software, systems, networks, websites, databases, applications and other information technology assets and equipment.
“Stock Plans” means the Array Technologies, Inc. 2020 Long-Term Incentive Plan and all other equity-based compensation plans maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees.
“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.
“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
“Threshold Price” means 70% of the closing price of the Company’s Common Stock on the Trading Day immediately preceding the date of this Agreement, subject to equitable adjustment for adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction or any of the other events contemplated by Section 1.1(e) occurring on or after the date of this Agreement.
“Trading Day” means a day (a) during which trading in the Common Stock generally occurs on The Nasdaq Global Market or, if the Common Stock is not listed on The Nasdaq Global Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading (the “Relevant Exchange”) and (b) on which there has not occurred a Market Disruption Event. If the Common Stock is not so listed or traded, Trading Day means a Business Day.
“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the redemption, repurchase or other acquisition of Common Stock or Series A Preferred Stock by the Company or (ii) the direct or indirect transfer of any limited partnership interests or other equity interests in a Purchaser Party (or any direct or indirect parent entity of such Purchaser Party) (provided that if any transferor or transferee referred to in this clause (ii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”). The term “Transferred” shall have a correlative meaning.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.

“VWAP” means for the Common Stock as of any Trading Day, the per share volume-weighted average price for such security as displayed under the heading “Bloomberg VWAP” on Bloomberg page ARRY US Equity (or its equivalent successor if such page is not available) in respect of the period from 9:30:01 a.m. to 4:00:00 p.m., New York City time, on such Trading Day or, if no weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the principal market maker for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the “VWAP” of such security on such date shall be the fair market value as mutually determined by the Company and the Purchaser; provided that all such determinations are to be equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction during the applicable calculation period.

2.    The following terms are defined in the Sections of the Agreement indicated:
INDEX OF TERMS

Term	Section
Additional Closing	1.2(c)
Additional Closing Date	1.2(c)
Additional Closing Representations	5.1(a)
Additional Purchase and Sale	1.1(c)
Adjustment	1.1(e)
Agreement	Preamble
Anti-Corruption Laws	2.20
Applicable Matters	7.3(b)
Balance Sheet Date	2.7
Capitalization Date	2.4(b)
Cash Dividend Common Stock Market Price	1.1(e)(iv)
Certificate of Designations	1.1(a)
Chosen Court	7.3(b)
Chosen Courts	7.3(b)
Commitment Premium Period	1.3
Commitment Premium Rate	1.3
Commitment Reduction Amount	1.1(c)
Commitment Reduction Notice	1.1(c)
Common Commitment	1.1(e)
Common Shares Purchase Price	1.1(a)
Common Stock	Preamble
Common Stock Allocation	4.8(b)
Company	Preamble
Contract	2.2(b)
Contract Parties	7.15
Delayed Draw Common Shares	1.1(c)
Delayed Draw Preferred Shares	1.1(c)
Delayed Draw Shares	1.1(c)
Disclosure Letter	Article II
DOJ	7.17(c)
Draft Purchased Shares Valuation	4.8(b)
Equity Commitment Letter	3.7
Equity Financing	3.7
Equity Financing Commitment	3.7
Excluded Sponsor Parties	4.13(a)

Exercise Notice	1.2(c)
Financial Statements	2.7
Foreclosure Limitations	4.2(c)
FTC	7.17(c)
Governance Principles	4.1(b)
HSR Act	2.3
HSR Forms	7.17(b)
Identified Person	4.16
Initial Closing	1.2(a)
Initial Closing Common Shares	Preamble
Initial Closing Date	1.2(a)
Initial Closing II	1.2(b)
Initial Closing II Date	1.2(b)
Initial Closing Preferred Shares	Preamble
Initial Closing Shares	Preamble
Initial HSR Approval Date	7.17(a)
Initial HSR Form	7.17(a)
Initial Purchase and Sale	1.1(a)
Initial Purchase and Sale II	1.1(b)
Initial Purchase Price	1.1(a)
Initial Purchase Price II	1.1(b)
IRS	4.2(e)
Issuer Agreement	4.17
Measurement Price	1.1(d)
New Security	6.1
Non-Employee Directors	4.16
Observers	4.1(e)
Other Property	1.1(e)(ii)
Permitted Loan	4.2(c)
Preemptive Rights Portion	6.2
Preemptive Securities	6.1
Preferred Shares Purchase Price	1.1(a)
Preferred Stock	2.4(a)
Purchased Shares Valuation	4.8(b)
Purchaser	Preamble
Purchaser Commitment	1.1(c)
Purchaser Commitment Premium	1.3
Purchaser Fundamental Representations	5.6(a)
Purchaser Parties	4.11
Purchaser Representative	7.14
Relevant Exchange	Exhibit A

Securities Act	4.3(a)
Series A Director	4.1(a)
Series A Preferred Allocation	4.8(b)
Spin-Off	1.1(e)(iii)
Spin-Off Common Stock Market Price	1.1(e)(iii)
Sponsor	4.13(a)
Sponsor Group	4.13(a)
Subsequent HSR Form	7.17(b)
Threshold Amount	4.1(b)
Top Up Shares	1.1(d)
Total Delayed Draw Common Commitment	1.1(c)
Total Delayed Draw Preferred Commitment	1.1(c)
Total Transaction Common Commitment	1.1(d)
Transaction Expenses	7.5
Undrawn Portion	1.3